EXHIBIT 10.43

[*] indicates that a confidential portion of the text of this agreement has been omitted.

LOAN AGREEMENT

Dated as of December 30, 2011

among

XOMA (US) LLC,
as Borrower,

XOMA LTD.,
as Parent,

and

Each Other Loan Party
From Time to Time Party Hereto

and

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent

and

Each Other Lender
From Time to Time Party Hereto

TABLE OF CONTENTS

1.		DEFINITIONS	1
2.		LOANS AND TERMS OF PAYMENT	1
	2.1	Term Loan	1
	2.2	Interest and Repayment	2
	2.3	Prepayments	5
	2.4	Late Fees	8
	2.5	Default Rate	8
	2.6	Lender Fees	8
	2.7	Maximum Lawful Rate	9
	2.8	Authorization and Issuance of the Warrants	9
3.		[RESERVED]	9
4.		CONDITIONS OF CREDIT EXTENSIONS	9
	4.1	Conditions Precedent to Term Loan	9
5.		REPRESENTATIONS AND WARRANTIES OF LOAN PARTIES	12
	5.1	Due Organization and Authorization	12
	5.2	Required Consents	12
	5.3	No Conflicts	13
	5.4	Litigation	13
	5.5	Financial Statements	14
	5.6	Use of Proceeds; Margin Stock	14
	5.7	Collateral	14
	5.8	Compliance with Laws	15
	5.9	Intellectual Property	15
	5.10	Solvency	16
	5.11	Taxes; Pension	16
	5.12	Full Disclosure	16
	5.13	Regulatory Compliance	17
	5.14	Environmental Matters	19
6.		AFFIRMATIVE COVENANTS	20
	6.1	Good Standing	20

	6.2	Notice to Agent and the Lenders	21
	6.3	Financial Statements	22
	6.4	Insurance	22
	6.5	Taxes	23
	6.6	Agreement with Landlord/Bailee	23
	6.7	Real Property	23
	6.8	Protection of Intellectual Property	23
	6.9	Special Collateral Covenants	24
	6.10	Further Assurances	26
	6.11	Compliance with Law	26
	6.12	Environmental Matters	26
7.		NEGATIVE COVENANTS	27
	7.1	Liens	27
	7.2	Indebtedness	28
	7.3	Dispositions	31
	7.4	Change in Name, Location or Executive Office; Change in Business; Change in Fiscal Year	32
	7.5	Mergers or Acquisitions	32
	7.6	Restricted Payments	32
	7.7	Investments	33
	7.8	Transactions with Affiliates	34
	7.9	Compliance	35
	7.10	Deposit Accounts and Securities Accounts	35
	7.11	Amendments to Other Agreements	36
8.		DEFAULT AND REMEDIES	36
	8.1	Events of Default	36
	8.2	Lender Remedies	38
	8.3	Application of Proceeds	38
9.		THE AGENT	39
	9.1	Appointment of Agent	39
	9.2	Agent’s Reliance, Etc	40
	9.3	GECC and Affiliates	41
	9.4	Lender Credit Decision	41
	9.5	Indemnification	41

	9.6	Successor Agent	41
	9.7	Setoff and Sharing of Payments	42
	9.8	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert	42
10.		MISCELLANEOUS	44
	10.1	Assignment	44
	10.2	Notices	45
	10.3	Process Agent	45
	10.4	Correction of Transaction Documents	46
	10.5	Performance	46
	10.6	Payment of Fees and Expenses	46
	10.7	Indemnity Provisions	46
	10.8	Rights Cumulative	47
	10.9	Entire Agreement; Amendments, Waivers	48
	10.10	Binding Effect	49
	10.11	Use of Logo	49
	10.12	Waiver of Jury Trial	49
	10.13	Governing Law and Jurisdiction.	50
	10.14	Confidentiality	50
	10.15	USA Patriot Act	51
	10.16	Counterparts	51

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of December 30, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is among GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), in its capacity as agent for Lenders (as defined below) (together with its successors and assigns in such capacity, “Agent”), the financial institutions who are or hereafter become parties to this Agreement as lenders (together with GECC, collectively the “Lenders”, and each individually, a “Lender”), XOMA (US) LLC, a Delaware limited liability company (“Borrower”), XOMA Ltd., a Bermuda exempted company and as such entity may be discontinued from Bermuda pursuant to Sections 132G and 132H of the Companies Act of 1981 of Bermuda and converted to a Delaware corporation pursuant to Section 388 of the Delaware General Corporation Law (“Parent”) and the other entities or persons, if any, who are or hereafter become parties to this Agreement as guarantors (together with Parent, each a “Guarantor” and collectively, the “Guarantors”, and together with Borrower, each a “Loan Party” and collectively, the “Loan Parties”).

RECITALS

Borrower wishes to borrow funds from Lenders, and Lenders desire to make a term loan, severally, but not jointly, to Borrower pursuant to the terms and conditions of this Agreement.

AGREEMENT

Each of the parties hereto agree as follows:

1.             DEFINITIONS.

As used in this Agreement, all capitalized terms shall have the definitions as provided herein.  Any accounting term used but not defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time (“GAAP”) and all calculations shall be made in accordance with GAAP.  The term “financial statements” shall include the accompanying notes and schedules.  All other terms used but not defined herein shall have the meaning given to such terms in the Uniform Commercial Code as adopted in the State of New York, as amended and supplemented from time to time (the “UCC”).

2.             LOANS AND TERMS OF PAYMENT.

2.1           Term Loan.

(a)           Commitment.  Subject to the terms and conditions hereof, each Lender, severally, but not jointly, agrees to make a term loan (the “Term Loan”) to Borrower on the Closing Date (as defined below) in an aggregate principal amount equal to such Lender’s commitment as identified on Schedule A hereto (such commitment of each Lender as it may be amended to reflect assignments made in accordance with this Agreement or terminated or reduced in accordance with this Agreement, its  “Commitment”, and the aggregate of all such commitments, the “Commitments”).  Notwithstanding the foregoing, the aggregate principal amount of the Term Loan made hereunder shall not exceed $10,000,000 (the “Total Commitment”).  Each Lender’s obligation to fund the Term Loan shall be limited to such Lender’s Pro Rata Share (as defined below) of the Term Loan.  As of the Closing Date, GECC shall be the only Lender, shall hold 100% of the Commitments and, subject to the terms and conditions hereof, will fund 100% of the Term Loan on the Closing Date.  After funding of the Term Loan all references in this Agreement to the Commitments shall mean the outstanding principal amount of the Term Loans.

(b)           [Reserved]

(c)           Funding of Term Loan.  Upon the terms and subject to the conditions set forth herein, each Lender, severally and not jointly, shall make available to Agent its Pro Rata Share of the requested Term Loan, in lawful money of the United States of America in immediately available funds, to the Collection Account (as defined below) prior to 11:00 a.m. (New York time) on the Closing Date.  Agent shall, unless it shall have determined that one of the conditions set forth in Section 4.1 has not been satisfied, by 4:00 p.m. (New York time) on such day, credit the amounts received by it in like funds (net of any amounts due and payable to Agent) to Borrower by wire transfer to, unless otherwise specified in a Disbursement Letter (as defined below), the following deposit account of Borrower (or such other deposit account as specified in writing by an authorized officer of Borrower and acceptable to Agent):

Bank Name: Wells Fargo Bank
Bank Address: One Kaiser Plaza, Suite 850
Oakland, CA 94612
ABA#: 121000248
Account #: 4375-679073
Beneficiary Name: XOMA (US) LLC
Ref: XOMA (US) LLC

(d)           Notes.  The Term Loan made by each Lender shall be evidenced by this Agreement, and if requested by a Lender, a promissory note substantially in the form of Exhibit A hereto (each a “Note” and, collectively, the “Notes”).

(e)           Agent May Assume Funding.  Unless Agent shall have received notice from a Lender prior to the date of any particular Term Loan that such Lender will not make available to Agent such Lender’s Pro Rata Share of the Term Loan, Agent may assume that such Lender has made such amount available to it on the date of the Term Loan in accordance with subsection (c) of this Section 2.1, and may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount for the account of Borrower on such date.  If and to the extent that such Lender shall not have so made such amount available to Agent, such Lender and Borrower severally agree to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to Borrower until the day such amount is repaid to Agent, at (i) in the case of Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.2(a), and (ii) in the case of such Lender, a floating rate per annum equal to, for each day from the day such amount is made available to Borrower until such amount is reimbursed to Agent, the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion (the “Federal Funds Rate”) for the first Business Day and thereafter, at the interest rate applicable to the Term Loan.  If such Lender shall repay such corresponding amount to Agent, the amount so repaid shall constitute such Lender’s loan included in the Term Loan for purposes of this Agreement.

2.2           Interest and Repayment.

(a)           Interest.  The Term Loan shall accrue interest in arrears from the date made until the Term Loan is fully repaid at a fixed per annum rate of interest equal to 11.71%.  All computations of interest and fees calculated on a per annum basis shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by Agent and shall be conclusive, binding and final for all purposes, absent manifest error.

(b)           Payments of Principal and Interest.

(i)             Interest Payments.  Borrower shall pay accrued interest to Agent, for the ratable benefit of the Lenders, in arrears on January 4, 2011 and on the first day of each calendar month occurring thereafter (including January 4, 2011, each, a “Scheduled Payment Date”).

(ii)            Principal Payments.  Borrower shall pay principal to Agent, for the ratable benefit of the Lenders, in forty-one (41) equal consecutive payments of $238,095.24 on each Scheduled Payment Date and one final payment, in an amount equal to the entire remaining principal balance of the Term Loan, on June 30, 2015.

(iii)           Payments Generally.  Notwithstanding the foregoing provisions of this Section 2.2(b), all unpaid principal and accrued interest and other outstanding Obligations with respect to the Term Loan is due and payable in full to Agent, for the ratable benefit of Lenders, on the earliest of (A) June 30, 2015 (the “Scheduled Maturity Date”), and (B) the date that the Term Loan otherwise becomes due and payable hereunder, whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise (the earlier of (A) and (B), the “Term Loan Maturity Date”).  Each scheduled payment of interest or principal hereunder is referred to herein as a “Scheduled Payment.”  Without limiting the foregoing, all Obligations shall be due and payable on the Term Loan Maturity Date.  “Obligations” means the Term Loan and all other debt, monetary liabilities, obligations and liabilities of any kind whatsoever of Borrower or any other Loan Party to any one or more of the Agent, any Lender, or any other holder of Obligations arising under or in connection with the Transaction Documents irrespective of whether the debts, liabilities or obligations (1) are for principal, interest, fees, charges, losses, costs or expenses, prepayment of premiums, indemnities, reimbursements or other sums; (2) accrue after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceedings, and whether or not allowed in such case or proceeding; (3) are actual, prospective, contingent or otherwise; (4) are now existing or arising in the future; (5) are at any time ascertained or unascertained; (6) are owed or incurred by or on the account of any Loan Party alone, or severally or jointly with any other person; (7) are owed to or incurred for the account of Agent or any Lender alone, or severally or jointly with any other person; or (8) comprise any combination of the above.

(c)           No Reborrowing.  Once the Term Loan is repaid or prepaid, it cannot be reborrowed.

(d)           Payments.  All payments (including prepayments) to be made by any Loan Party under any Transaction Document shall be made by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder) in U.S. dollars, without setoff or counterclaim to the Collection Account (as defined below) before 3:00 p.m. (New York time) on the date when due.  All payments received by Agent after 3:00 p.m. (New York time) on any Business Day or at any time on a day that is not a Business Day may, in Agent’s sole discretion, be deemed to be received on the next Business Day.  Whenever any payment required under this Agreement would otherwise be due on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.  As used herein, the term “Collection Account” means the following account of Agent (or such other account as Agent shall identify to Borrower in writing):

Bank Name: Deutsche Bank
Bank Address: New York, NY
ABA Number: 021 001 033
Account Number: 50271079
Account Name: GECC HH Cash Flow Collections
Ref: XOMA (US) LLC/CFN HFS2968

(e)           Withholdings and Increased Costs.  All payments shall be made free and clear of any taxes, withholdings, duties, impositions or other similar charges imposed by any governmental authority (collectively, “Taxes”) (other than (1) any Taxes imposed on or measured by net income or overall gross income or receipts, franchise Taxes, and branch profits or similar Taxes, in each case imposed as a result of any present or former connection between the Agent and/or the applicable Lender and the taxing jurisdiction (other than a connection arising solely from the Transaction Documents, including as a result of the Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, the Transaction Documents); (2) any U.S. federal withholding Tax imposed on amounts payable to or for the account of any Lender pursuant to any Requirement of Law in effect on the date on which such Lender acquires its applicable interest in the Term Loan (or changes its lending office), except to the extent that such Lender (or Lender’s assignor, if any) was entitled, immediately prior to such change in lending office (or assignment), to additional amounts in respect of such withholding tax and (3) any U.S. federal withholding tax imposed pursuant to Section 1471 through 1474 of the Internal Revenue Code of 1986, as amended, and any amended or successor version that is substantially comparable (collectively, “Excluded Taxes”), such that Agent and Lenders will receive the entire amount of any Obligations (net only of Excluded Taxes), regardless of source of payment.  If Agent or any Lender shall have reasonably determined that the introduction of or any change in, after the date hereof, any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order (other than with respect to (1) any Taxes imposed on or with respect to any payment under any Transaction Documents or (2) any Excluded Taxes) reduces the rate of return on Agent or such Lender’s capital as a consequence of its obligations hereunder or increases the cost to Agent or such Lender of agreeing to make or making, funding or maintaining the Term Loan, then Borrower shall from time to time upon demand by Agent or such Lender (with a copy of such demand to Agent) promptly pay to Agent for its own account or for the account of such Lender, as the case may be, additional amounts sufficient to compensate Agent or such Lender for such reduction or for such increased cost.  A certificate as to the amount of such reduction or such increased cost submitted by Agent or such Lender (with a copy to Agent) to Borrower shall be conclusive and binding on Borrower, absent manifest error, provided that, neither Agent nor any Lender shall be entitled to payment of any amounts under this Section 2.2(e) unless it has delivered such certificate to Borrower within 180 days after the occurrence of the changes or events giving rise to the increased costs to, or reduction in the amounts received by, Agent or such Lender; provided further that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case of this clause (b) pursuant to Basel III, shall in each case be deemed to be introduced or changed after the date hereof, regardless of the date enacted, adopted or issued.  This provision shall survive the termination of this Agreement.  Any Lender claiming any additional amounts payable pursuant to this Section 2.2(e) shall use its reasonable efforts (consistent with its internal policies and Requirements of Law (as defined below)) to designate a different lending office for funding or booking the Commitments and Term Loans if, in the sole judgment of such Lender, such designation would reduce any such additional amounts (or any similar amount that may thereafter accrue) in the future, would not subject such Lender to any unreimbursed cost or expense and would not be otherwise disadvantageous to such Lender.  Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation.

(f)            Loan Records.  Each Lender shall maintain in accordance with its usual practice accounts evidencing the Obligations of Borrower to such Lender resulting from such Lender’s Pro Rata Share of the Term Loan, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  Agent shall maintain in accordance with its usual practice a register on its books to record the Term Loan and any other extensions of credit made by Lenders hereunder, and all payments thereon made by Borrower.  The entries made in such register shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, however, that no error in such register and no failure of any Lender or Agent to maintain any such register shall affect the obligations of Borrower to repay the Obligations in accordance with their terms.  The parties shall treat the registered Lender as the Lender for all purposes of this Agreement, notwithstanding any notice to the contrary.

2.3           Prepayments.

(a)            Voluntary Prepayments.  Borrower may voluntarily prepay, upon five (5) Business Days’ prior written notice to Agent (which notice may be conditioned upon the closing of a related acquisition or refinancing transaction), the Term Loan in full, but not in part.

(b)           Mandatory Prepayments.

(i)            If any Loan Party shall at any time or from time to time make or agree to make a Transfer pursuant to Section 7.3(b), and the aggregate amount of net proceeds received by the Loan Parties and their Subsidiaries in connection with such Transfer and all other Transfers occurring during such fiscal year exceeds $100,000, then (i) Borrower shall promptly notify Agent of such proposed Transfer (including the amount of estimated net proceeds to be received by a Loan Party and/or such Subsidiary in respect thereof) and (ii) promptly upon receipt by a Loan Party and/or such Subsidiary of such net proceeds of such Transfer, the Borrower shall deliver, or cause to be delivered, such net proceeds to Agent as a prepayment of the Term Loan (unless otherwise waived in writing by the Requisite Lenders), which prepayment shall be applied to the remaining installments of the Term Loan in inverse order of maturity.  Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Loan Party or such Subsidiary reinvests such net proceeds of such Transfer in productive assets (other than inventory) of a kind then used or usable in the business of the Loan Parties or such Subsidiary, within ninety (90) days after the date of such Transfer; provided that the Borrower notifies Agent of such Loan Party’s or such Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.

(ii)           If any Loan Party or any of its Subsidiaries shall at any time or from time to time (x) make or agree to make an exclusive license for the use of any Loan Party’s or its Subsidiaries’ Intellectual Property (other than (1) the XMET Intellectual Property (as defined below), (2) pursuant to the [*] Disposition or (3) licenses that could not result in a legal transfer of title of the licensed property but that are exclusive in respects other than territory or that are exclusive as to territory only as to discreet geographical areas outside of the United States), or (y) grant any negative pledges on any Intellectual Property or any of its other assets permitted under clause (e) of the second sentence of Section 7.1, then simultaneously with such license becoming effective or such negative pledge being granted, as the case may be, unless otherwise waived in writing by the Lenders, the Borrower shall either (A) prepay the Term Loan and all other Obligations in full or (B) have deposited cash collateral for the Obligations in an amount equal to the then outstanding principal balance of the Term Loan in a deposit account under the full dominion and control of the Agent pursuant to a cash collateral agreement in form and substance satisfactory to the Agent.  If any Loan Party or any of its Subsidiaries shall at any time or from time to time create, incur, assume or permit to exist any Lien on any Intellectual Property or any of its other assets permitted under clause (g) of the first sentence of Section 7.1, then simultaneously with such Lien being created, incurred, assumed or permitted to exist, the Borrower shall prepay the Term Loan and all other Obligations in full unless the Lenders shall have waived such prepayment in writing.

(iii)           If any Loan Party or any of its Subsidiaries shall at any time or from time to time (x) make or agree to make an exclusive license for the use of any XMET Intellectual Property (other than licenses that could not result in a legal transfer of title of the licensed property but that are exclusive in respects other than territory or that are exclusive as to territory only as to discreet geographical areas outside of the United States), or (y) grant any Liens on any XMET Assets permitted under clause (i) of the first sentence of Section 7.1 or any negative pledges on any XMET Assets permitted under clause (g) of the second sentence of Section 7.1, then simultaneously with such license becoming effective or such Lien or negative pledge being granted, as the case may be, unless otherwise waived in writing by the Lenders, the Borrower shall prepay the Term Loan in an amount equal to the amount set forth in the table below opposite the month in which such license becomes effective or such Lien or negative pledge is granted.  “XMET Assets” means (A) the XMET Intellectual Property, (B) all statistical data and regulatory filings solely related to the insulin receptor antibodies which form the Loan Parties’ “XMet” program and (C) all raw materials and inventory created, developed, acquired or manufactured solely with respect to the insulin receptor antibodies which form the Loan Parties’ “XMet” program (1) on or prior to entering into an XMET License Agreement, or (2) thereafter with funding from third parties pursuant to the XMET License Agreement.  “XMET Intellectual Property” means any Intellectual Property related to the insulin receptor antibodies which form the Loan Parties’ “XMet” program.  “XMET License Agreement” means an agreement between one or more Loan Parties and a third party collaboration partner containing a license permitted under Section 7.3(c) with respect to the XMET Intellectual Property.

Month	Prepayment Amount
December 2011	$2,500,000.00
January 2012	$2,440,476.19
February 2012	$2,380,952.38
March 2012	$2,321,428.57
April 2012	$2,261,904.76
May 2012	$2,202,380.95
June 2012	$2,142,857.14
July 2012	$2,083,333.33
August 2012	$2,023,809.52
September 2012	$1,964,285.71
October 2012	$1,904,761.90
November 2012	$1,845,238.10
December 2012	$1,785,714.29
January 2013	$1,726,190.48
February 2013	$1,666,666.67
March 2013	$1,607,142.86
April 2013	$1,547,619.05
May 2013	$1,488,095.24
June 2013	$1,428,571.43
July 2013	$1,369,047.62
August 2013	$1,309,523.81
September 2013	$1,250,000.00
October 2013	$1,190,476.19
November 2013	$1,130,952.38
December 2013	$1,071,428.57
January 2014	$1,011,904.76
February 2014	$952,380.95
March 2014	$892,857.14
April 2014	$833,333.33
May 2014	$773,809.52
June 2014	$714,285.71
July 2014	$654,761.90
August 2014	$595,238.10
September 2014	$535,714.29
October 2014	$476,190.48
November 2014	$416,666.67
December 2014	$357,142.86
January 2015	$297,619.05
February 2015	$238,095.24
March 2015	$178,571.43
April 2015	$119,047.62
May 2015	$59,523.81
June 2015	$0.00

(c)           Prepayment Obligation.  Upon the date of any prepayment of the Term Loan permitted or required under this Agreement, Borrower shall pay to Agent, for the ratable benefit of the Lenders, a sum equal to (i) the outstanding principal amount of the Term Loan being prepaid and all accrued interest thereon, plus (ii) to the extent that the Term Loan is prepaid in full, the Final Payment Fee, plus (iii) subject to the final sentence of this clause (c), the Prepayment Premium as yield maintenance for the loss of a bargain and not as a penalty.   The “Prepayment Premium” shall mean, with respect to any Term Loan being prepaid, an amount equal to (A) 3% of the principal amount of such Term Loan being prepaid, if such prepayment is made on or before the one year anniversary of the Term Loan, (B) 2% of the principal amount of such Term Loan being prepaid, if such prepayment is made after the one year anniversary of the Term Loan but on or before the two year anniversary of the Term Loan, and (C) 1% of the principal amount of such Term Loan being prepaid, if such prepayment is made after the two year anniversary of the Term Loan but before the Scheduled Maturity Date.

Notwithstanding the foregoing, the Borrower shall not be required to pay the Prepayment Premium in connection with any prepayment of the Term Loan under the following circumstances:

(x)            the prepayment of the Term Loan is required under clause (b) above; or

(y)           (i) any Loan Party desires to incur Indebtedness in connection with a bona fide corporate collaboration in the ordinary course of business and consistent with past practice, (ii) no Default or Event of Default has occurred and is continuing, and (iii) the incurrence of such Indebtedness is approved by the board of directors of the applicable Loan Party, but such Indebtedness does not otherwise satisfy the requirements of Section 7.2(i) and the Requisite Lenders do not approve the incurrence of such Indebtedness within fifteen (15) Business Days (or such shorter period of time as Agent shall agree) after receipt by Agent of a written request for such consent, together with a reasonably detailed description of such Indebtedness and copies of such documents related thereto as Agent shall request, then within thirty (30) days after the Requisite Lenders reject such incurrence of Indebtedness and upon three (3) Business Days’ prior written notice to Agent.

2.4           Late Fees.  If Agent does not receive any Scheduled Payment or other payment under any Transaction Document from any Loan Party within five (5) days after its due date, then, at Agent’s election, such Loan Party agrees to pay to Agent for the ratable benefit of all Lenders, a late fee equal to (a) 5.0% of the amount of such unpaid payment or (b) such lesser amount that, if paid, would not cause the interest and fees paid by such Loan Party under this Agreement to exceed the Maximum Lawful Rate (as defined below) (the “Late Fee”).

2.5           Default Rate.  The Term Loan and other Obligations shall bear interest, at the election of Agent or the Requisite Lenders (as defined below) (or automatically while any Event of Default (as defined below) under Section 8.1(g) exists), from and after the occurrence and during the continuation of an Event of Default, at a rate equal to the lesser of (a) 5.0% above the rate of interest applicable to such Obligations as set forth in Section 2.2(a) immediately prior to the occurrence of the Event of Default and (b) the Maximum Lawful Rate (the “Default Rate”).  The application of the Default Rate shall not be interpreted or deemed to extend any cure period or waive any Default or Event of Default or otherwise limit Agent’s or any Lender’s right or remedies hereunder.  All interest payable at the Default Rate shall be payable on demand.

2.6           Lender Fees.

(a)           Closing Fee.  On the Closing Date, Borrower shall pay to Agent, for the benefit of Lenders in accordance with their Pro Rata Shares, a non-refundable closing fee in an amount equal to $100,000, which fee shall be fully earned when paid.

(b)           Final Payment Fee. On the date upon which the outstanding principal amount of the Term Loan is repaid in full, or if earlier, is required to be repaid in full (whether by scheduled payment, voluntary prepayment, acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall pay to Agent, for the ratable accounts of Lenders, a fee equal to 5% of the original principal amount of the Term Loan (the “Final Payment Fee”), which Final Payment Fee shall be deemed to be fully-earned on the date the Term Loan is made.

2.7           Maximum Lawful Rate.  Anything herein, any Note or any other Transaction Document (as defined below) to the contrary notwithstanding, the obligations of Loan Parties hereunder and thereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Agent and Lenders would be contrary to the provisions of any law applicable to Agent and Lenders limiting the highest rate of interest which may be lawfully contracted for, charged or received by Agent and Lenders, and in such event Loan Parties shall pay Agent and Lenders interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder or thereunder is less than the Maximum Lawful Rate, Loan Parties shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent and Lenders is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the making of the Term Loan as otherwise provided in this Agreement, any Note or any other Transaction Document.

2.8           Authorization and Issuance of the Warrants.  Parent has duly authorized the issuance to Lenders (or their respective affiliates or designees) of stock purchase warrants substantially in the form of the warrant attached hereto as Exhibit E (collectively, the “Warrants”) evidencing Lenders’ (or their respective affiliates or designees) right to acquire their respective Pro Rata Share of up to 263,158 common shares of Parent at an exercise price of $1.14 per share.  The exercise period shall expire five (5) years from the date such Warrants are issued.

3.            [RESERVED].

4.            CONDITIONS OF CREDIT EXTENSIONS

4.1           Conditions Precedent to Term Loan.  No Lender shall be obligated to make its Pro Rata Share of the Term Loan, or to take, fulfill, or perform any other action hereunder, until (i) the following have been delivered to Agent (the date on which the Lenders make the Term Loan after all such conditions shall have been satisfied in a manner satisfactory to Agent and the Lenders or waived in accordance with this Agreement, the “Closing Date”):

(a)           a counterpart of this Agreement duly executed by each Loan Party, each Lender and Agent;

(b)           a certificate executed by the Secretary of Borrower, the form of which is attached hereto as Exhibit B-1 (the “US Secretary’s Certificate”), providing verification of incumbency and attaching (i) such Loan Party’s board resolutions approving the transactions contemplated by this Agreement and the other Transaction Documents and (ii) such Loan Party’s governing or constituent documents;

(c)           a certificate executed by a Director of XOMA Ireland Limited, an Irish private limited company (“XOMA Ireland”), the form of which is attached hereto as Exhibit B-2 (each and collectively, the “Irish Director’s Certificate”), providing certain verifications and certificates and attaching (i) such Loan Party’s board resolutions approving the transactions contemplated by this Agreement and the other Transaction Documents and (if applicable) powers of attorney under which such documents are signed and (ii) such Loan Party’s governing or constituent documents;

(d)           a certificate executed by the Secretary or a Director of each of Parent and XOMA Technology Ltd., a Bermuda exempted company (“XOMA Technology”, together with Parent, the “Bermuda Entities”), the form of which is attached hereto as Exhibit B-3 (each and collectively, the “Bermuda Secretary’s Certificate”, and together with the US Secretary’s Certificate and the Irish Director’s Certificate, the “Secretary Certificates”), providing certain verifications and certificates and attaching (i) such Loan Party’s board resolutions approving the transactions contemplated by this Agreement and the other Transaction Documents and (if applicable) powers of attorney under which such documents are signed and (ii) such Loan Party’s governing or constituent documents;

(e)           copies of UCC financing statements, other public notice filings, collateral assignments, and termination statements, with respect to the Collateral as Agent shall request (for the purposes of this Agreement, “Collateral” means any and all assets of any Loan Party now owned or hereafter acquired, upon which a Lien is purported to be created by any Transaction Document; provided, however that in no event shall a mortgage be required on the leasehold interests of Borrower under its leases with respect to the Space Lease Locations (as defined below in Section 6.13));

(f)            certificates of insurance evidencing the insurance coverage, and satisfactory additional insured and lender loss payable endorsements, in each case as required pursuant to Section 6.4 herein;

(g)           current lien, judgment, bankruptcy and tax lien search results (including equivalent Irish searches with respect to XOMA Ireland and Bermuda searches with respect to the Bermuda Entities) demonstrating that there are no other Liens (as defined below) on the Collateral, other than Permitted Liens (as defined below) and Liens being terminated on or prior to the Closing Date;

(h)           a Warrant in favor of each Lender (or its affiliate or designee);

(i)            a certificate of status/good standing/compliance of each Loan Party from the jurisdiction of such Loan Party’s organization (with respect to any jurisdiction outside of the United States, to the extent applicable) and a certificate of foreign qualification from each jurisdiction where such Loan Party’s failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as defined below), in each case as of a recent date acceptable to Agent;

(j)            an Access Agreement (as defined below in Section 6.6) for any third party location other than the Space Lease Locations where any of the following are located: (i) any Loan Party’s principal place of business, (ii) any Loan Party’s books or records or (iii) Collateral with an aggregate value in excess of $400,000;

(k)           a mortgage, deed of trust or other document granting a Lien in favor of the Agent for the benefit of the Lenders as security for the Obligations (a “Mortgage”) over the real property owned by Parent located at 901 Heinz Ave., Berkeley, CA 94710, together with each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Agent), flood zone searches and/or certificates, zoning reports, environmental assessments and reports, environmental indemnity agreements, appraisals required to comply with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended (“FIRREA”), and evidence regarding recording and payment of fees, insurance premiums and taxes) that the Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such real property in favor of the Agent as security for the Obligations, subject only to such Liens as the Agent may approve (all such documents referred to herein as “Mortgage Supporting Documents”);

(l)            opinions of legal counsel, in form and substance satisfactory to Agent;

(m)          one or more completed perfection certificates from each Loan Party, duly executed by such Loan Party (each and collectively, the “Perfection Certificate”), a form of which Agent previously delivered to Borrower;

(n)           one or more Account Control Agreements (as defined below), in form and substance reasonably acceptable to Agent, duly executed by the applicable Loan Parties and the applicable depository or financial institution, for each deposit and securities account to the extent required pursuant to Section 7.10;

(o)           a guaranty, pledge and security agreement governed by New York law (the “US Security Agreement”), in form and substance satisfactory to Agent, executed by Parent and each of its Subsidiaries except XOMA Development Corporation, a Delaware corporation (“XOMA Development”), XOMA (Bermuda) Ltd., a Bermuda exempted company (“XOMA Bermuda”), XOMA CDRA LLC, XOMA LS Limited and XOMA Limited (UK);

(p)           a Debenture granted by each of the Bermuda Entities (the “Bermuda Debentures”) and a charge over the shares in XOMA Technology granted by the Parent (the “Bermuda Share Charge”) each governed by Bermuda law (the “Bermuda Security Agreements”), in form and substance satisfactory to Agent, executed by the Bermuda Entities;

(q)           (i) a Debenture granted by XOMA Ireland in favor of the Agent for the benefit of the Lenders (“Irish Debenture”), (ii) an Irish Share Charge granted by Parent dated on or about the Closing Date in favor of the Agent for the benefit of the Lenders (“Irish Charge”), (iii) an Irish Companies Registration Office Form C1 with respect to the Irish Debenture, (iv) an Irish Companies Registration Office Form C1 with respect to the US Security Agreement, (v) an Irish Companies Registration Office Form 8E with respect to the US Security Agreement (vi) an Irish Companies Registration Office Form 8E with respect to the Irish Charge, (vi) any document of title for any Collateral that is pledged, mortgaged or subject to a fixed charge under the Transaction Documents (including any stock or share certificate) and blank share transfers for any Irish Shares forming part of the Collateral, (vii) executed but undated letters of resignation from each of the directors, alternate directors and Secretary of XOMA Ireland, (viii) the share certificate which validly and correctly evidences Parent’s 100% shareholding in XOMA Ireland, executed under seal, in each case in form and substance satisfactory to Agent, executed by Parent and XOMA Ireland and (ix) all notices of assignment required to be served by the Company under the Irish Debenture together with all signed and dated acknowledgements to such notices of assignment;

(r)            all certificates representing all securities being pledged pursuant to the US Security Agreement and Bermuda Security Agreements together with related undated powers or endorsements duly executed in blank;

(s)           an amendment to the limited liability company agreement of Borrower, in form and substance acceptable to Agent;

(t)            a disbursement instruction letter, in form and substance satisfactory to Agent and the Lenders, executed by each Loan Party, Agent and each Lender (the “Disbursement Letter”);

(u)           a Master Intercompany Promissory Note, in form and substance satisfactory to Agent and Lenders, executed by each Loan Party (the “Master Intercompany Note”) and endorsed to Agent; and

(v)           all other documents and instruments as Agent or any Lender may reasonably deem necessary or appropriate to effectuate the intent and purpose of this Agreement (together with the Agreement, the Notes, the Warrants, the Account Control Agreements, the Access Agreements, the Perfection Certificate, the Mortgage, the US Security Agreement, Irish Debenture, Irish Charge, Bermuda Security Agreements, the Secretary Certificates, the Disbursement Letter, and all other agreements, instruments, documents and certificates executed and/or delivered to or in favor of the Agent or any Lender from time to time in connection with this Agreement or the transactions contemplated hereby, the “Transaction Documents”);

(ii)           Agent and Lenders shall have received the fees required to be paid by Borrower, and Borrower shall have reimbursed Agent and Lenders for all of their fees, costs and expenses for which an invoice has been presented at least one Business Day prior to the Closing Date; and

(iii)           (a) all representations and warranties in Section 5 below shall be true as of the date of the Term Loan; (b) no Event of Default or any other event, which with the giving of notice or the passage of time, or both, would constitute an Event of Default (such event, a “Default”), has occurred and is continuing or would result from the making of the Term Loan; and (c) Agent shall have received a certificate from an authorized officer of each Loan Party confirming each of the foregoing.

5.            REPRESENTATIONS AND WARRANTIES OF LOAN PARTIES.

Each Loan Party, jointly and severally, represents, warrants and covenants to the Agent and each Lender that:

5.1           Due Organization and Authorization.  Each Loan Party’s exact legal name is as set forth in the Perfection Certificate and each Loan Party is, and will remain, duly organized, existing and in good standing under the laws of the jurisdiction of its organization (with respect to any jurisdiction outside of the United States, to the extent applicable) as specified in the Perfection Certificate (or, with respect to any Loan Party organized in a jurisdiction outside of the United States on the Closing Date which discontinues and relocates after the Closing Date to a jurisdiction within the United States pursuant to the Parent Redomestication or a Subsidiary Redomestication (as such terms are defined below in Section 7.4), under the laws of such new jurisdiction of organization, has its chief executive office at the location specified in the Perfection Certificate, and is, and will remain, duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations, except where the failure to be so qualified and licensed could not reasonably be expected to have a Material Adverse Effect (defined below in Section 5.4).  This Agreement and the other Transaction Documents have been duly authorized, executed and delivered by each Loan Party and constitute legal, valid and binding agreements enforceable in accordance with their terms.  The execution, delivery and performance by each Loan Party of each Transaction Document executed or to be executed by it is in each case within such Loan Party’s powers.  As of the Closing Date, neither the [*] Subsidiary nor the [*] Subsidiary (each as defined below in Section 7.7) has been formed.

5.2           Required Consents.  No filing, registration, qualification with, or approval, consent or withholding of objections from, any governmental authority or instrumentality or any other entity or person is required with respect to the entry into, or performance by any Loan Party of, any of the Transaction Documents, except any obtained on or before the Closing Date (including but not limited to the Form C1 in the Irish Companies Registration Office in respect of the Irish Debenture and the Form 8E in the Irish Companies Registration Office in respect of the Irish Charge).

5.3           No Conflicts.  The entry into, and performance by each Loan Party of, the Transaction Documents will not (a) violate any of the organizational documents of such Loan Party, (b) violate any material law, rule, regulation, order, award or judgment applicable to such Loan Party, or (c) result in any breach of or constitute a default under, or result in the creation of any lien, security interest, mortgage, charge, assignment, pledge, claim or encumbrance of any kind (any of the foregoing, a “Lien”) on any of such Loan Party’s property (except for Liens in favor of Agent, on behalf of itself and Lenders) pursuant to, any indenture, mortgage, deed of trust, bank loan, credit agreement, any agreement between any Loan Parties or Subsidiaries of Loan Parties on the one hand and (A) Novartis Vaccines and Diagnostics, Inc. (f/k/a Chiron Corporation) (“Novartis”) or any of its affiliates or (B) Les Laboratoires Servier (“Servier”) or Institut de Recherches Servier or any of their respective affiliates on the other hand, or any other Material Agreement (as defined below) to which such Loan Party is a party.  As used herein, “Material Agreement” means (i) the agreements between certain Loan Parties or Subsidiaries of Loan Parties and (A) Novartis or any of its affiliates and (B) Servier or Institut de Recherches Servier or any of their respective affiliates, in each case listed on Schedule B hereto, (ii) the Medpace Agreement, (iii) any agreement or contract to which such Loan Party is a party and which either resulted in the receipt or payment of amounts in the aggregate exceeding $250,000 (or $500,000 with respect to any employment agreement) in the prior calendar year or could reasonably be expected to result in the receipt or payment of amounts in the aggregate exceeding $250,000 (or $500,000 with respect to any employment agreement) in the current calendar year or any year thereafter through and including the 2015 calendar year (but excluding calendar years ending thereafter), and (iv) any agreement or contract to which such Loan Party is a party the termination of which could reasonably be expected to have a Material Adverse Effect.  A list of all Material Agreements as of the Closing Date is set forth on Schedule B.  All material agreements of the Loan Parties or Subsidiaries of the Loan Parties on the Closing Date with Novartis, Servier or Institut de Recherches Servier or any of their respective affiliates are set forth on Schedule B.   As of the Closing Date, the Borrower has provided to the Agent, or made available to the Agent through an electronic dataroom, a true and correct copy of all Material Agreements and all amendments and modifications thereto.

5.4           Litigation.  There are no actions, suits, proceedings or investigations pending against or, to the knowledge of any Loan Party, affecting any Loan Party before any court, federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or, to the knowledge of any Loan Party, any basis thereof, which could reasonably be expected to have a Material Adverse Effect, or which questions the validity of the Transaction Documents, or the other documents required thereby or any action to be taken pursuant to any of the foregoing, nor does any Loan Party have reason to believe that any such actions, suits, proceedings or investigations are threatened.  As used in this Agreement, the term “Material Adverse Effect” means a material adverse effect on (a) the operations, business, assets, properties, or condition (financial or otherwise) of Borrower, individually, or the Loan Parties taken as a whole, (b) the ability of the Borrower individually to perform any of its obligations under any Transaction Document to which it is a party or the ability of the other Loan Parties taken as a whole to perform any of their obligations under any Transaction Document to which any of them are party, (c) the legality, validity or enforceability of any Transaction Document, (d) the rights and remedies of Agent or any Lender under any Transaction Document or (e) the validity, perfection or priority of any Lien in favor of Agent, on behalf of itself and the Lenders, on any of the Collateral.

5.5           Financial Statements. All annual and quarterly financial statements delivered to Agent and Lenders pursuant to Section 6.3 have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end audit adjustments), and all monthly financial statements delivered to the Agent and Lenders pursuant to Section 6.3 have been prepared in accordance with historical practices and are consistent in form to those financial statements previously provided to Agent. Since the date of the most recent audited financial statements, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect.

5.6           Use of Proceeds; Margin Stock.  The proceeds of the Term Loan shall be used for working capital and general corporate purposes.  No Loan Party and no Subsidiary of any Loan Party is engaged in the business of purchasing or selling margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System) (“Margin Stock”) or extending credit for the purpose of purchasing Margin Stock.  As of the Closing Date, no Loan Party and no Subsidiary of any Loan Party owns any Margin Stock.

5.7           Collateral.  Each Loan Party is, and will remain, the sole and lawful owner, and in possession of, the Collateral, and has the sole right and lawful authority to grant the security interest described in this Agreement.  The assets of each Loan Party and of each Subsidiary of each Loan Party are, and will remain, free and clear of all Liens, except for (a) Liens in favor of Agent, on behalf of itself and the Lenders, to secure the Obligations, (b) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law and arising in the ordinary course of business, and securing amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of the applicable Loan Party in accordance with GAAP and which do not involve, in the reasonable judgment of Agent, any risk of the sale, forfeiture or loss of any of the Collateral (a “Permitted Contest”), (c) Liens existing on the date hereof and set forth on Schedule B hereto, (d) Liens securing Indebtedness (as defined in Section 7.2 below) permitted under Section 7.2(c) below, provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within 20 days after, the acquisition, repair, improvement or construction of such property financed by such Indebtedness, and (ii) such Liens do not extend to any property of a Loan Party other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed by such Indebtedness, (e) licenses described in Section 7.3(c) below, (f) pledges or cash deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits (but not including any lien imposed by ERISA) that secure amounts that are not yet due or payable, (g) statutory bankers’ liens or rights of set off in deposit or securities accounts in favor of the financial institution at which such deposit or securities account is located, provided that to the extent an Account Control Agreement is required for such deposit or securities account, such liens or rights of set off have been waived or subordinated in a manner satisfactory to Agent therein, (h) zoning restrictions, easements, rights of way, encroachments or other restrictions on the use of, and other minor defects or irregularities in title with respect to, any real property of any Loan Party or its Subsidiaries so long as the same do not materially impair the value or use of such real property by such Loan Party or such Subsidiary, (i) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business to the extent such lease is not otherwise prohibited hereunder, (j) Liens arising from judgments, decrees or attachments that do not constitute an Event of Default hereunder, (k) Liens of landlords (i) arising by statute or (ii) under any lease entered into in the ordinary course of business, in each case on fixtures and movable tangible property located on the real property leased or subleased from such landlord, securing amounts that are not yet due or that are being contested pursuant to a Permitted Contest and which are subordinated to the security interests of the Agent and Lenders granted under the Transaction Documents pursuant to an Access Agreement (or, with respect to clause (i) only, under any lease for which no Access Agreement is required hereunder), (l) Liens incurred in the extension, renewal or refinancing of Indebtedness secured by Liens described in clause (d) above, provided that any such extension, renewal or replacement Liens shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced may not be increased, and (m) Liens expressly permitted under the first sentence of Section 7.1 below (all of such Liens described in the foregoing clauses (a) through (m) are referred to herein as “Permitted Liens”).

5.8           Compliance with Laws.

(a)           Each Loan Party is and will remain in compliance in all material respects with all laws, statutes, ordinances, rules and regulations applicable to it.

(b)           Without limiting the generality of the immediately preceding clause (a), each Loan Party further agrees that it and each of its Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department's Office of Foreign Assets Control, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  No Loan Party nor any of its Subsidiaries, Affiliates or joint ventures (i) is a person or entity designated by the U.S. Government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. person or entity cannot deal with or otherwise engage in business transactions, (ii) is a person or entity who is otherwise the target of U.S. economic sanctions laws such that a U.S. person or entity cannot deal or otherwise engage in business transactions with such person or entity, or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Transaction Document would be prohibited under U.S. law.

(c)           Each Loan Party and each of its Subsidiaries is in compliance with (i) the Trading with the Enemy Act of 1917, Ch. 106, 40 Stat. 411, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended (the “Patriot Act”), and (iii) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of the Term Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(d)           Each Loan Party has met the minimum funding requirements of the United States Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) with respect to any employee benefit plans subject to ERISA.  No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

5.9           Intellectual Property.  The Intellectual Property (defined below) is and will remain free and clear of all Liens, except for Liens described in clauses (a), (b)(i), (c) and (e) of Section 5.7 and clauses (b), (c), (e), (g) and (h) of the first sentence of Section 7.1.  No Loan Party has nor will it enter into any agreement or financing arrangement in which a negative pledge in such Loan Party’s Intellectual Property (other than the Excluded Negative Pledge Assets as defined below) is granted to any party.  As of the Closing Date no Loan Party has any interest in, or title to any Intellectual Property except as disclosed in the Perfection Certificate.  Each Loan Party owns or has rights to use all Material Intellectual Property, without any actual infringement or claimed infringement that has been asserted against and received in writing by such Loan Party upon the rights of third parties.  “Intellectual Property” means any and all copyrights, trademarks, servicemarks, patents, design rights, software, trade secrets and intangible rights of a Loan Party and any applications, registrations, products, awards, judgments, amendments, renewals, extensions and improvements related thereto.  “Material Intellectual Property” means all Intellectual Property that is material to the conduct of the business of the Loan Parties taken as a whole.

5.10          Solvency.  Both before and after giving effect to the Term Loan, the transactions contemplated herein, and the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is and will be Solvent.  As used herein, “Solvent” means, with respect to a Loan Party on a particular date, that on such date (a) the fair value of the property (including intangibles and goodwill) of such Loan Party is greater than the total amount of liabilities, including contingent liabilities, of such Loan Party; (b) the present fair salable value of the assets of such Loan Party is not less than the amount that will be required to pay the probable liability of such Loan Party on its debts as they become absolute and matured; (c) such Loan Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Loan Party’s ability to pay as such debts and liabilities mature; (d) such Loan Party is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Loan Party’s property would constitute an unreasonably small capital; (e) such Loan Party is not “insolvent” within the meaning of Section 101(32) of the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended from time to time; (f) such Loan Party is not deemed unable to pay its debts in accordance with section 162 of the Companies Act of 1981 of Bermuda; and (g) such Loan Party is able to pay its debts as they fall due.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

5.11          Taxes; Pension.  All foreign, United States federal, California and other material state and local tax returns, reports and statements, including information returns, required by any governmental authority to be filed by each Loan Party and its Subsidiaries have been filed on a timely basis with the appropriate governmental authority and all foreign, United States federal, California and other material state and local taxes, levies, assessments and similar charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding taxes, levies, assessments and similar charges or other amounts which are the subject of a Permitted Contest.  Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in compliance with applicable laws and such withholdings have been timely paid to the respective governmental authorities.  Each Loan Party has made all contributions required to be made to all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Loan Party has withdrawn from participation in, or has permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of a Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental authority.

5.12          Full Disclosure.  Loan Parties hereby confirm that all of the information disclosed on the Perfection Certificate is true, correct and complete as of the date of this Agreement.  No representation, warranty or other statement made by or on behalf of a Loan Party to Agent or Lenders (including in any certificate, instrument, agreement or document delivered pursuant to this Agreement or any other Transaction Document) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein in light of the circumstances under which they were made not misleading, it being recognized by Agent and Lenders that the projections and forecasts provided by Loan Parties in good faith and based upon reasonable and stated assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.13          Regulatory Compliance.

(a)           Each Loan Party has, and it and its products are in conformance with, all registrations, authorizations, approvals, licenses, permits, clearances, certificates, and exemptions issued or allowed by the U.S. Food and Drug Administration or any successor thereto (“FDA”) or any comparable governmental authority (including but not limited to new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, product recertifications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits) (hereinafter “Registrations”) that are material to the conduct of the business of the Loan Parties taken as a whole.  To the knowledge of each Loan Party, neither the FDA nor any comparable governmental authority is considering limiting, suspending, or revoking such Registrations or changing the marketing classification or labeling or other significant parameter affecting the products of the Loan Parties in any material respect.  To the knowledge of each Loan Party, there is no false or materially misleading information or significant omission in any product application or other submission to the FDA or any comparable governmental authority.  The Loan Parties have fulfilled and performed their obligations under each Registration in all material respects, and no event has occurred or condition or state of facts exists which would constitute a material breach or default under, or would cause revocation or termination of, any such Registration.  To the knowledge of each Loan Party, no event has occurred or condition or state of facts exists which would present potential product liability that could reasonably be expected to result in a Material Adverse Effect related, in whole or in part, to any Loan Party’s activities or products that are subject to Public Health Laws.  To the knowledge of each Loan Party, any third party that is a manufacturer or contractor for the Loan Parties is in compliance in all material respects with all Registrations required by the FDA or comparable governmental authority and all Public Health Laws insofar as they reasonably pertain to the manufacture of product components or products regulated as medical devices and marketed or distributed by the Loan Parties.  “Public Health Laws” means all applicable Requirements of Law relating to the procurement, development, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, or promotion of any drug, medical device, food, dietary supplement, or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.) and similar state laws, controlled substances laws, pharmacy laws, or consumer product safety laws.

(b)           All products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of the Loan Parties that are subject to the jurisdiction of the FDA or a comparable governmental authority, have been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance in all material respects with the Public Health Laws and all other Requirements of Law, including, without limitation, clinical and non-clinical evaluation, product approval or clearance, premarketing notification, good manufacturing practices, labeling, advertising and promotion, record-keeping, establishment registration and listing, reporting of recalls, and adverse event reporting.

(c)           No Loan Party is subject to any obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of a governmental authority (including, without limitation, the FDA), warning letter, notice of violation letter,  consent decree, or request for information or other notice, response or commitment, the compliance with which may reasonably be expected to have a Material Adverse Effect, that is made to or with the FDA or any comparable governmental authority, and no such obligation has been threatened.  Except as otherwise disclosed on Schedule B, there is no, and there is no act, omission, event, or circumstance of which any Loan Party has knowledge that would reasonably be expected to give rise to or lead to any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against any Loan Party.  To each Loan Party’s knowledge, there has not been any violation of any Public Health Laws by any Loan Party in its product development efforts, submissions, record keeping and reports to the FDA or any other comparable governmental authority that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that could reasonably be expected to have a Material Adverse Effect.  To the knowledge of each Loan Party, there are no civil or criminal proceedings relating to any Loan Party or any officer, director or employee of any Loan Party that involve a matter within or related to the FDA’s any other comparable governmental authority’s jurisdiction except as otherwise disclosed on Schedule B.

(d)           As of the Closing Date, no Loan Party is undergoing any inspection related to any activities or products of the Loan Parties that are subject to Public Health Laws, or any other governmental authority investigation except as set forth on Schedule B.

(e)           During the period of six calendar years immediately preceding the Closing Date, no Loan Party has introduced into commercial distribution any products manufactured by or on behalf of any Loan Party or distributed any products on behalf of another manufacturer that were upon their shipment by any Loan Party adulterated or misbranded in violation of 21 U.S.C. § 331. The Loan Parties have not received any notice or communication from the FDA or comparable governmental authority alleging material noncompliance with any Requirement of Law. Except as otherwise disclosed on Schedule B, no product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, manufacturing, distribution or commercialization activity, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any product; (ii) a change in the labeling of any product suggesting a compliance issue or risk; or (iii) a termination, seizure or suspension of manufacturing, researching, distributing or marketing of any product.  No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any product are pending or threatened against any Loan Party.

(f)            No Loan Party nor any of its respective officers, directors, employees, agents or contractors (i) have been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program or (ii) have received notice from the FDA or any other comparable governmental authority with respect to debarment or disqualification of any person that could reasonably be expected to have a Material Adverse Effect. No Loan Party nor any of its respective officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (x) debarment is mandated or permitted by 21 U.S.C. § 335a or (y) such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law.  To the knowledge of each Loan Party, no officer, employee or agent of any Loan Party, has (aa) made any untrue statement of material fact or fraudulent statement to the FDA or any other comparable governmental authority; (bb) failed to disclose a material fact required to be disclosed to the FDA or any other comparable governmental authority; or (cc) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other comparable governmental authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

“Requirements of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and other legally binding requirements of any governmental authority that are applicable to such Person or any of its property.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or governmental authority.

5.14          Environmental Matters.  In each case as of the Closing Date and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Environmental Liabilities (as defined below) in excess of $250,000 to the Loan Parties and their Subsidiaries, (a) the operations of each Loan Party and each Subsidiary of each Loan Party are and have been in compliance with all applicable Environmental Laws (as defined below), including obtaining, maintaining and complying with all Permits (as defined below) required by any applicable Environmental Law, (b) no Loan Party and no Subsidiary of any Loan Party is party to, and no Loan Party and no Subsidiary of any Loan Party and no real property currently (or to the knowledge of any Loan Party previously) owned, leased, subleased, operated or otherwise used by or for any such Person is subject to or the subject of, any contractual obligation or any pending (or, to the knowledge of any Loan Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) no Lien in favor of any governmental authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Loan Party or any Subsidiary of any Loan Party and, to the knowledge of any Loan Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Loan Party and no Subsidiary of any Loan Party has caused or suffered to occur any Release (as defined below) of Hazardous Materials (as defined below), (e) to the knowledge of any Loan Party there has been no  Release of Hazardous Materials at any real property currently (or to the knowledge of any Loan Party previously) owned, leased, subleased, operated or otherwise used by or for any such Loan Party and each Subsidiary of each Loan Party and (f) no Loan Party and no Subsidiary of any Loan Party (i) has permitted any current or former tenant to engage in operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law by any of them, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or similar Environmental Laws.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, or the workplace (in each case to the extent related to Hazardous Materials), the environment, Hazardous Materials, and natural resources, including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses (including without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and reasonable fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise (including (i) costs of all actions required by applicable Environmental Laws to (x) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (y) prevent or minimize any Release or threat of a Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (z) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material (collectively “Remedial Actions”) and (ii) natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and attorneys’ costs) that may be imposed on, incurred by or asserted against any Loan Party or any Subsidiary of any Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law, including without limitation arising in connection with any Release or threat of a Release and resulting from the ownership, lease, sublease or other operation or use of property by any Loan Party or any Subsidiary of any Loan Party, whether on, prior or after the date hereof.

“Hazardous Material” means any substance, material or waste that is classified, regulated or could otherwise give rise to liability under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including without limitation, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any governmental authority, in each case applicable to such Person or any of its property or to which such Person or any of its property is subject.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

5.15          XOMA Bermuda and XOMA Development.   As of the Closing Date and for long as such entity continues to exist, neither XOMA Bermuda nor XOMA Development (i) has any assets, (ii) has any Indebtedness or other liabilities, or (iii) conducts any business beyond the maintenance of its legal existence.

6.            AFFIRMATIVE COVENANTS.

6.1           Good Standing.  Each Loan Party shall maintain its and each of its Subsidiaries’ existence and good standing (with respect to any jurisdiction outside of the United States, to the extent applicable) in its jurisdiction of organization (other than as a result of the Parent Redomestication, any Subsidiary Redomestication or the Permitted Dissolutions (as defined in Section 6.13 below) and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.  Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, in full force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.  “Subsidiary” means, with respect to a Loan Party, any entity the management of which is, directly or indirectly controlled by, or of which an aggregate of more than 50% of the outstanding voting capital stock (or other voting equity interest) is, at the time, owned or controlled, directly or indirectly by, such Loan Party or one or more Subsidiaries of such Loan Party, and, unless the context otherwise requires each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

6.2           Notice to Agent and the Lenders.  Loan Parties shall provide Agent with (a) notice of any change in any material respect (except that in each case such materiality qualifier shall not be applicable to any representation or warranty that is already expressly qualified or modified by materiality in the text thereof) in the accuracy of the Perfection Certificate promptly (but in any event within six (6) Business Days) after the date on which any Responsible Officer (as defined below) of a Loan Party obtains knowledge of the occurrence of any such change, (b) notice of the occurrence of any Default or Event of Default, promptly (but in any event within three (3) Business Days) after the date on which any Responsible Officer of a Loan Party obtains knowledge of the occurrence of any such event, (c) copies of all statements, reports and notices made available generally by any Loan Party to its securityholders and all documents filed with the Securities and Exchange Commission (“SEC”) or any securities exchange or governmental authority exercising a similar function, promptly (but in any event within five (5) Business Days) after delivering such information to such persons; provided that notification to Agent by facsimile transmission or electronic transmission of the filing of any such statement, report or notice on the SEC’s Next-Generation EDGAR System shall satisfy the notice and delivery requirements of this clause (c), (d) a report of any legal actions pending or threatened against any Loan Party or any Subsidiary that could reasonably be expected to result in damages or costs to any Loan Party or any Subsidiary of $150,000 or more in excess of applicable insurance coverage, promptly (but in any event within five (5) Business Days) after receipt of notice thereof by a Responsible Officer of a Loan Party, including without limitation any such legal actions alleging potential or actual violations of any Public Health Law, (e) a list of new applications or registrations that any Loan Party has made or filed in respect of any Intellectual Property or any material change in status of any outstanding application or registration (other than any change in status on an application or registration prosecuted by a third party of which a Responsible Officer of the Loan Parties or the Borrower’s Director of Intellectual Property has no knowledge) concurrently with the delivery of each quarterly compliance certificate delivered pursuant to Section 6.3, (f) notice of any breach or other event constituting a default or event of default under any Material Agreement, promptly (but in any event within three (3) Business Days) after the date on which any Responsible Officer of a Loan Party obtains knowledge of the occurrence of any such event, (g) notice of any amendments to, and copies of all statements, reports and notices (other than non-material amendments, statements, reports and notices delivered in the ordinary course of business) delivered to or by a Loan Party in connection with any Material Agreement, promptly (but in any event within five (5) Business Days) after the execution of any such amendment or the receipt of any statement, report or notice by a Responsible Officer of any Loan Party, (h) copies of any notice that the FDA or comparable governmental authority is limiting, suspending or revoking any Registration, changing the market classification, distribution pathway or parameters or labeling of the products of the Loan Parties, or considering any of the foregoing, promptly (but in any event within three (3) Business Days) after receipt thereof by a Responsible Officer of any Loan Party, (i) notice that any Loan Party has become subject to any administrative or regulatory action, FDA or comparable governmental authority inspection, Form FDA 483 observation, warning letter, notice of violation letter, or other enforcement action, or notice, response or commitment, the compliance with which may be reasonably expected to have a Material Adverse Effect, made to or with the FDA or any comparable governmental authority, or notice that any product of any Loan Party has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or threatened against any Loan Party, promptly (but in any event within three (3) Business Days) after receipt thereof by a Responsible Officer of any Loan Party and (j) notice of any material adverse deviation from the most recent annual operating plan of Borrower delivered to Agent and Lenders in accordance with Section 6.3 promptly (but in any event within three (3) Business Days) after the date on which any Responsible Officer of a Loan Party obtains knowledge thereof.  “Responsible Officer” shall mean the chief executive officer, president, chief financial officer, chief medical officer, vice president of finance, general counsel, executive vice president, chief scientific officer, vice president of regulatory affairs and compliance, and any other officer with substantially the same responsibility as any of the above.

6.3           Financial Statements.  Borrower shall deliver to Agent and Lenders (a) unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements of Parent and its Subsidiaries in the form attached hereto as Exhibit D-1 within 30 days of the end of each calendar month, certified by Parent’s president, chief executive officer, chief financial officer or general counsel, and (b) quarterly unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements of Parent and its Subsidiaries for each of the first three fiscal quarters of each fiscal year of Parent and annual audited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements of Parent and its Subsidiaries, certified by a recognized firm of certified public accountants, in each case within five (5) Business Days after such statements are required to be provided to the SEC.  All audited financial statements delivered pursuant to this Section 6.3 shall be accompanied by the report of an independent certified public accounting firm acceptable to Agent (it being agreed that Ernst & Young LLP is acceptable to Agent) which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status.  All such annual and quarterly statements are to be prepared using GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end audit adjustments) and are to be in compliance with applicable SEC requirements.  All financial statements delivered pursuant to this Section 6.3 shall be accompanied by a compliance certificate, signed by the chief financial officer or general counsel of Parent, in the form attached hereto as Exhibit D-2, and the management discussion and analysis that is filed by the Parent with the SEC for the respective fiscal period.  Borrower shall deliver to Agent and Lenders (i) as soon as available and in any event not later than 75 days after the end of each fiscal year of Parent, the annual operating plan for Parent, on a consolidated basis, approved by the Board of Directors of Parent, for the current fiscal year, and (ii) such budgets, sales projections, or other business, financial, corporate affairs and other information as Agent or any Lender may reasonably request from time to time.

6.4           Insurance.  Each Loan Party, at its expense, shall maintain, and shall cause each Subsidiary to maintain, insurance (including, without limitation, (a) comprehensive general liability, hazard, and business interruption insurance and (b) with respect to any real property subject to a Mortgage which is located in a Special Flood Hazard Area (as defined below), Federal Flood Insurance (as defined below), or to the extent not available, private flood insurance, in each case with respect to all of its properties and businesses (including, the Collateral), in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event with deductible amounts, insurers and policies that shall be reasonably acceptable to Agent.  Borrower shall deliver to Agent certificates of insurance evidencing such coverage, together with endorsements to such policies naming Agent as a lender loss payee or additional insured, as appropriate, in form and substance reasonably satisfactory to Agent.  Each policy shall provide that coverage may not be canceled by the insurer except upon 30 days prior written notice to Agent and shall not be subject to co-insurance.  Each Loan Party appoints Agent as its attorney-in-fact to make, settle and adjust all claims under and decisions with respect to such Loan Party’s policies of insurance, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Agent shall not act as such Loan Party’s attorney-in-fact unless an Event of Default has occurred and is continuing.  The appointment of Agent as any Loan Party’s attorney in fact is a power coupled with an interest and is irrevocable until all of the Obligations are paid in full in cash. Proceeds of insurance shall be applied, at the option of Agent, to repair or replace the Collateral or to reduce any of the Obligations.  “Federal Flood Insurance” means Federally backed Flood Insurance available under the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.  “Special Flood Hazard Area” means an area that the Federal Emergency Management Agency’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

6.5           Taxes.  Each Loan Party shall, and shall cause each Subsidiary to, timely file all foreign, United States federal, California and other material state and local tax reports and pay and discharge all foreign, United States federal, California and other material state and local taxes, assessments and governmental charges or levies imposed upon it, or its income or profits or upon its properties or any part thereof, before the same shall be in default and before the date on which penalties attach thereto, except to the extent such taxes, assessments and governmental charges or levies are the subject of a Permitted Contest.

6.6           Agreement with Landlord/Bailee.  Unless otherwise agreed to by Agent in writing, each Loan Party shall obtain and maintain a landlord consent and/or bailee letter in favor of Agent executed by the applicable landlord or bailee (in the form attached hereto as Exhibit C-1 or Exhibit C-2, as applicable, or in such other form as is reasonably acceptable to Agent, each an “Access Agreement”)) with respect to any real property (other than real property owned in fee simple by a Loan Party) on which (a) a Loan Party’s principal place of business is located, (b) a Loan Party’s books or records are located or (c) Collateral is located (other than Collateral with an aggregate value of less than of $400,000) as Agent may require.  If Agent agrees in writing that a Loan Party shall not be required to obtain and maintain an Access Agreement with respect to any real property described in the immediately preceding sentence, then concurrently with the delivery of each compliance certificate pursuant to Section 6.3, the Borrower shall certify to Agent (1) that all payments under such lease have been paid when due and (2) that no default or event of default exists under such lease.

6.7           Real Property.  Upon request of the Agent, each Loan Party shall deliver to it (a) an appraisal complying with and to the extent required by FIRREA, (b) within forty-five days of receipt of notice from Agent that real property of the Loan Parties is located in a Special Flood Hazard Area, Federal Flood Insurance, and (c) a Mortgage on any real property owned by any Loan Party, together with all Mortgage Supporting Documents relating thereto (or, if such real property is located in a jurisdiction outside the United States, similar documents deemed appropriate by the Agent to obtain the equivalent in such jurisdiction of a first-priority mortgage on such owned real property).

6.8           Protection of Intellectual Property.  Each Loan Party shall take all necessary actions to: (a) protect, defend and maintain the validity and enforceability of its Material Intellectual Property, (b) promptly advise Agent in writing of material infringements of its Material Intellectual Property and take all appropriate actions to enforce its rights in its Material Intellectual Property against infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, (c) not allow any Material Intellectual Property to be abandoned, forfeited or dedicated to the public without Agent’s written consent, and (d) notify Agent promptly, but in any event within ten (10) Business Days, if it knows or has reason to know (i) that any application or registration relating to any Material Intellectual Property may become abandoned or dedicated, or (ii) if any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) has occurred regarding such Loan Party’s ownership of any Material Intellectual Property, its right to register the same, or to keep and maintain the same.  Each Loan Party shall remain liable under each of its Intellectual Property licenses pursuant to which it is a licensee (“Licenses”) to observe and perform all of the material conditions and material obligations to be observed and performed by it thereunder.  None of Agent or any Lender shall have any obligation or liability under any such License by reason of or arising out of this Agreement, the granting of a Lien, if any, in such License or the receipt by Agent (on behalf of itself and Lenders) of any payment relating to any such License.  None of Agent or any Lender shall be required or obligated in any manner to perform or fulfill any of the obligations of any Loan Party under or pursuant to any License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any License, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or which it may be entitled at any time or times.

6.9           Special Collateral Covenants.

(a)           Each Loan Party shall remain in possession of its respective Collateral solely at (i) the location(s) specified on the Perfection Certificate, except (A) as expressly permitted under Sections 7.3 or 7.5, (B) to the extent such Collateral is in transit or undergoing maintenance or repair, or (C) to the extent such Collateral constitutes “work in process” in the ordinary course of business temporarily in the possession of a third party, and (ii) other locations where portable goods of a de minimis value (such as laptops, phones and other similar equipment) may be located in the ordinary course of business; except that Agent, on behalf of itself and the Lenders, shall have the right to possess (x) any chattel paper or instrument that constitutes a part of the Collateral, (y) any other Collateral in which Agent’s security interest (on behalf of itself and the Lenders) may be perfected only by possession and (z) any Collateral after the occurrence of an Event of Default in accordance with this Agreement and the other Transaction Documents.

(b)           Each Loan Party shall (i) use the Collateral only in its trade or business, (ii) maintain all of the Collateral in good operating order and repair, normal wear and tear excepted, and (iii) use and maintain the Collateral only in compliance with manufacturers’ recommendations or prudent industry practices and all applicable laws, in each case except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)           The Agent and Lenders do not authorize and each Loan Party agrees it shall not (i) remove any of its cash, Cash Equivalents or tangible assets from, or maintain any of its cash, Cash Equivalents or tangible assets outside of, the continental United States or (ii) remove any of its intangible assets from, or maintain any of its intangible assets outside of, the United States, Bermuda or Ireland, except in each case, (A) registrations of Intellectual Property in each applicable jurisdiction of registration, (B) as expressly permitted under clauses (a)(i)(B), (a)(i)(C) and (a)(ii) of this Section 6.9, (C) office furniture and other related office equipment with an aggregate value not to exceed $25,000, and (D) cash and Cash Equivalents in deposit accounts or securities accounts maintained in Ireland so long as for purposes of this clause (D), (1) the Agent has a first priority perfected Lien in such deposit accounts or security accounts pursuant to fully executed Account Control Agreements, and (2) no cash or Cash Equivalents are transferred from deposit accounts or securities accounts in the United States to deposit accounts or securities accounts in Ireland other than an amount equal to the actual out-of-pocket costs, fees and expenses incurred or to be incurred by XOMA Ireland in the ordinary course of business and used by XOMA Ireland to pay such costs, fees and expenses within five (5) Business Days of such transfer, so long as (x) before and after giving effect to such transfer, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving effect to such transfer and the payment of the related out-of-pocket costs, fees and expenses, the aggregate amount of cash and Cash Equivalents maintained by the Loan Parties in deposit accounts and securities accounts outside the United States does not exceed $3,000,000 (or the Euro equivalent thereof).

(d)           Each Loan Party shall pay promptly when due all documentary, stamp, recording, excise and other similar taxes, charges, license fees, and assessments levied or assessed on any of the Collateral, on its use, or on this Agreement or any of the other Transaction Documents.  At its option, Agent may, upon written notice to the applicable Loan Party and only after the occurrence of an Event of Default,  discharge taxes, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance, insurance and preservation of the Collateral and effect compliance with the terms of this Agreement or any of the other Transaction Documents.  Each Loan Party agrees to reimburse Agent, on demand, all costs and expenses incurred by Agent in connection with such payment or performance and agrees that such reimbursement obligation shall constitute Obligations.

(e)           Each Loan Party shall, at all times, keep reasonably accurate and complete records of the Collateral.

(f)            Each Loan Party agrees and acknowledges that any third person who may at any time possess all or any portion of the Collateral shall be deemed to hold, and shall hold, the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders). Agent may at any time give notice to any third person described in the preceding sentence that such third person is holding the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders).

(g)           Each Loan Party shall, during normal business hours, and in the absence of a Default or an Event of Default, upon three (3) Business Days’ prior notice, as frequently as Agent reasonably determines to be appropriate: (i) provide Agent (who may be accompanied by representatives of any Lender at such Lender’s sole expense except as otherwise agreed in Section 10.6) and any of its officers, employees and agents access to the properties, facilities, principal advisors and employees (including officers) of each Loan Party and to the Collateral, (ii) permit Agent (who may be accompanied by representatives of any Lender at such Lender’s sole expense except as otherwise agreed in Section 10.6), and any of its officers, employees and agents, to inspect, audit and make extracts from any Loan Party’s books and records (or at the request of Agent, deliver true and correct copies of such books and records to Agent), and (iii) permit Agent (who may be accompanied by representatives of any Lender at such Lender’s sole expense), and its officers, employees and agents, to inspect, audit, appraise, review, evaluate and make test verifications and counts of the Collateral of any Loan Party; provided, that, so long as no Default or Event of Default has occurred and is continuing, the Loan Parties shall only be required to reimburse Agent and any applicable Lender for costs and expenses under Section 10.6 with respect to two (2) such inspections and audits under this Section 6.9(g) during any calendar year.  Upon Agent’s request, each Loan Party will promptly notify Agent in writing of the location of any Collateral.  If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by Agent, each such Loan Party shall provide such access to Agent and to each Lender at all times and without advance notice, and shall reimburse Agent and any applicable Lender for all reasonable costs and expenses incurred in connection therewith.  Each Loan Party shall make available to Agent and its auditors or counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that Agent may reasonably request.  Notwithstanding any other provision of this Agreement or any other Transaction Document, so long as no Default or Event of Default then exists, each Loan Party shall have the right in its good faith business judgment to deny or restrict the Agent, the Lenders and their respective representatives, access to highly confidential and proprietary scientific data and specifications.

6.10           Further Assurances.  Each Loan Party shall, upon request of Agent, furnish to Agent such further information, execute and deliver to Agent such documents and instruments (including, without limitation, UCC financing statements, Mortgages and Mortgage Supporting Documents) and shall do such other acts and things as Agent may at any time reasonably request relating to the perfection or protection of the security interest created by this Agreement or any other Transaction Document or for the purpose of carrying out the intent of this Agreement and the other Transaction Documents.

6.11           Compliance with Law.  Each Loan Party shall comply with all applicable statutes, rules, regulations, standards, policies and orders administered or issued by any governmental authority having jurisdiction over it, its business or its products, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Without limiting the generality of the foregoing, each Loan Party shall comply with all Public Health Laws and their implementation by any applicable governmental authority and all lawful requests of any governmental authority applicable to its products, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  All products developed, manufactured, tested, distributed or marketed by or on behalf of any Loan Party that are subject to the jurisdiction of the FDA or comparable governmental authority shall be developed, tested, manufactured, distributed and marketed in compliance with the Public Health Laws and any other Requirements of Law, including, without limitation, product approval or premarket notification, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, and have been and are being tested, investigated, distributed, marketed, and sold in compliance with Public Health Laws and all other Requirements of Law, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.12           Environmental Matters.  Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or used, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Actions necessary to achieve such compliance) or that is required by orders or legally binding directives of any governmental authority under any applicable Environmental Law except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in Environmental Liabilities (excluding legal fees and expenses) in excess of $250,000.  Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Loan Party or any Subsidiary of any Loan Party or that there exist any Environmental Liabilities, in each case that could reasonably be expected to result in Environmental Liabilities in excess of $250,000, then each Loan Party shall, promptly upon receipt of request from Agent, cause the performance of, or allow Agent and its Related Persons access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request.  Such audits, assessments and reports, to the extent not conducted by Agent or its designee, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.

6.13          Post Closing Covenants.

(a)            Letters of Resignation. No later than 30 days after the Closing Date (or such later date as the Agent shall approve in writing), Borrower shall deliver executed but undated letters of resignation from each of the directors, alternate directors and Secretary of XOMA Technology to the extent the same are not delivered to Agent on or before the Closing Date.

(b)           Access Agreement.  No later than 45 days after the Closing Date (or such later date as the Agent shall approve in writing), the Loan Parties shall have used commercially reasonable efforts to deliver Access Agreements for the leased locations of the Loan Parties located at (i) 2910 7th St., Berkeley, CA 94710, (ii) 830/890 Heinz Ave., Berkeley, CA 94710, (iii) 804 Heinz Ave., Berkeley, CA 94710, (iv) 5854/5860 Hollis St., Emeryville, CA 94608, and (v) 820 Heinz Ave., Berkeley, CA 94710 (collectively, the “Space Lease Locations”).

(c)           Subsidiary Dissolutions.  On or prior to March 31, 2012 (or such later date as the Agent shall approve in writing), each of XOMA Bermuda and XOMA Development shall either (x) be dissolved and/or its existence terminated and all assets of XOMA Bermuda or XOMA Development, as the case may be, shall be transferred to another Loan Party organized in the U.S. (or in the case of XOMA Bermuda another Loan Party organized in Bermuda) prior to such dissolution and/or termination (the “Permitted Dissolutions”) or (y) have become a Loan Party (with all of its capital stock pledged to secure the Obligations) pursuant to such joinder agreements, guaranties and security documents as the Agent shall require, accompanied by legal opinions, filings, board resolutions, organizational documents of the type that would have been delivered if XOMA Bermuda or XOMA Development, as the case may be, had been a Loan Party on the Closing Date.

7.             NEGATIVE COVENANTS

7.1           Liens.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Intellectual Property or any of its other assets, other than (a) Liens of the type described in clauses (a) through (l) of Section 5.7 above, (b) Liens granted by the [*] Subsidiary on the [*] (as defined below) and proceeds thereof securing Indebtedness permitted under Section 7.2(d) below, (c) Liens granted by the [*] Subsidiary on the [*] (as defined below) and proceeds thereof securing Indebtedness permitted under Section 7.2(e) below, (d) Liens on Excluded Negative Pledge Assets in favor of the applicable third party that is the counterparty to the applicable permitted collaboration or development arrangement with a Loan Party or other permitted transaction relating to the Excluded Negative Pledge Assets securing obligations of such Loan Party arising under such arrangement or transaction, (e) Liens in favor of the United States government on inventions and other Intellectual Property created or produced pursuant to contractual obligations between any Loan Party and the United States government pursuant to 48 C.F.R. 52.227-11 (or by incorporation of such statute into any contractual obligations), (f) solely to the extent the transactions described in that certain Royalty Purchase Agreement (the “CIMZIA Royalty Purchase Agreement”), dated as of August 12, 2010, by and among XOMA CDRA LLC, a Delaware limited liability company (“XOMA CDRA”), Borrower, Parent and the purchaser named therein are recharacterised as a secured financing, Liens granted by XOMA CDRA on the Purchased Interest and Additional Collateral (in each case as defined in the CIMZIA Royalty Purchase Agreement as in effect on the date hereof), (g) Liens securing Indebtedness permitted to be incurred under Section 7.2(i) so long as such Liens do not extend to any property of any Loan Party other than the Intellectual Property and/or related contract rights that are the subject of the collaboration to which such Indebtedness relates, (h) to the extent it constitutes a Lien, the obligation of the Borrower to [*] (as defined in Section 7.2(l) below) and (i) Liens on any XMET Assets securing obligations other than Indebtedness pursuant to an XMET License Agreement so long as such Liens do not extend to any property of any Loan Party other than the XMET Assets that are the subject of such XMET License Agreement.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, grant any negative pledges on any Intellectual Property or any of its other assets, other than (a) this Section 7.1, (b) negative pledges on the [*] and proceeds thereof in favor of the holders of the Indebtedness permitted under Section 7.2(d) below, (c) negative pledges on the [*] and proceeds thereof in favor of the holders of the Indebtedness permitted under Section 7.2(e) below, (d) other restrictions applying only to Excluded Negative Pledge Assets imposed by the applicable third party that is the counterparty to the applicable permitted collaboration arrangement or other permitted transaction relating to such Excluded Negative Pledge Asset, (e) negative pledges on the Intellectual Property and/or contract rights that are the subject of a collaboration of the type referred to in Section 7.2(i), (f) negative pledges or other restrictions in any document or instrument governing Liens permitted pursuant to Section 5.7(d) provided that any such negative pledge or restriction contained therein relates solely to the asset or assets subject to such permitted Liens, and (g) negative pledges or other restrictions with respect to the XMET Assets set forth in an XMET License Agreement so long as such negative pledges and other restrictions do not extend to any property of any Loan Party other than the XMET Assets that are the subject of such XMET License Agreement.

“Excluded Negative Pledge Asset” shall mean Excluded Collateral (as defined in the US Security Agreement) consisting of (a) Intellectual Property constituting XOMA-052 (including without limitation all Collateral (as defined in that certain Loan Agreement, dated as of December 30, 2010, by and between XOMA Ireland and Servier, as in effect on the date hereof, the “Servier Loan Agreement”)), or Anti-Botulism Antibody Products (as defined below), (b) the Borrower’s contract rights in the collaboration and related agreements (the “Novartis Contract Rights”) currently in place with Novartis (including without limitation all Collateral (as defined in that certain Secured Note Agreement, dated as of May 26, 2005, by and between Novartis and Borrower, as amended and as in effect as of the date hereof, the “Novartis Loan Agreement”)), (c) the [*], the [*] and proceeds thereof and (d) solely to the extent the transactions described in the CIMZIA Royalty Purchase Agreement are recharacterised as a secured financing, the assets of XOMA CDRA pledged under the CIMZIA Royalty Purchase Agreement (including the Purchased Interest and Additional Collateral as such terms are defined in the CIMZIA Royalty Purchase Agreement as in effect on the date hereof).  As used herein, “Anti-Botulism Antibody Products” means the antibody products known as XOMA 3AB (antibodies to serotype A), XOMA 3BB (antibodies to serotype B), XOMA 3EB (antibodies to serotype E) and XOMA 4CD (antibodies to serotype C and D), as well as the planned antibody products to the F and G serotypes.

7.2           Indebtedness.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume, permit to exist, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (as hereinafter defined), except for

(a)           the Obligations;

(b)           Indebtedness existing on the date hereof and set forth on Schedule B to this Agreement;

(c)           Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness, together with any Indebtedness incurred pursuant to clause (m) below to refinance such Indebtedness (or other refinancings thereof), does not exceed $500,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made); provided, however, that any change in GAAP occurring after the Closing Date shall not cause any lease existing on the date such change becomes effective that was not a capitalized lease prior to such change to be deemed a capitalized lease, and the obligations with respect thereto shall not constitute capitalized lease obligations;

(d)           Indebtedness of the [*] Subsidiary so long as no Loan Party or any other Subsidiary or Affiliate of any Loan Party is directly, contingently or otherwise indirectly obligated with respect to such Indebtedness or otherwise provides any form of credit support to secure such Indebtedness;

(e)           Indebtedness of the [*] Subsidiary so long as no Loan Party or any other Subsidiary or Affiliate of any Loan Party is directly, contingently or otherwise indirectly obligated with respect to such Indebtedness or otherwise provides any form of credit support to secure such Indebtedness;

(f)            Indebtedness of XOMA Ireland owed to Servier pursuant to the Servier Loan Agreement in an aggregate principal amount not to exceed €17,500,000;

(g)           Indebtedness of Borrower owed to Novartis pursuant to the Novartis Loan Agreement in an aggregate principal amount not to exceed $17,000,000;

(h)           Indebtedness owing by any Loan Party to another Loan Party, provided that (i) each Loan Party shall have executed and delivered to each other Loan Party a demand note (each, an “Intercompany Note”) to evidence such intercompany loans or advances owing at any time by each Loan Party to the other Loan Parties, which Intercompany Note shall be in form and substance reasonably satisfactory to Agent (it being agreed that the form signed and delivered on the Closing Date pursuant to Section 4.1(u) is satisfactory to Agent and satisfies the requirements of this Section 7.2(h)) and shall be pledged and delivered to Agent pursuant to the Pledge Agreement as additional Collateral for the Obligations, (ii) any and all Indebtedness of any Loan Party to another Loan Party shall be subordinated to the Obligations pursuant to the subordination terms set forth in each Intercompany Note, and (iii) no Default or Event of Default would occur either before or after giving effect to any such Indebtedness;

(i)            Indebtedness incurred in connection with a bona fide corporate collaboration in the ordinary course of business and consistent with past practice; provided, that (i) such Indebtedness shall be unsecured except to the extent permitted to be secured pursuant to Section 7.1(g), (ii) no Default or Event of Default shall have occurred and be continuing both before and after incurring such Indebtedness, (iii) the incurrence of such Indebtedness shall have been approved by the board of directors of the applicable Loan Party, (iv) the aggregate outstanding principal amount of all such Indebtedness, together with any Indebtedness incurred pursuant to clause (m) below to refinance such Indebtedness (or other refinancings thereof), does not exceed $10,000,000 at any time, (v) such Indebtedness shall not require any Loan Party to make any payments prior to the date that is at least 180 days after the Termination Date (as defined below in Section 10.10) other than regularly scheduled interest payments at a rate not to exceed 14.05% per annum, and (vi) such Indebtedness is otherwise on, and subject to, such terms and conditions as are reasonably acceptable to Agent;

(j)            Indebtedness of any Loan Party arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business in an aggregate amount not to exceed $10,000 at any time outstanding, provided that any such Indebtedness is extinguished within ten (10) Business Days of its incurrence;

(k)           obligations of any Loan Party under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks to any Loan Party arising from fluctuations in currency values or interest rates entered into in the ordinary course of business and not for speculative purposes, so long as the aggregate exposure of the Loan Parties does not exceed $4,000,000 at any time;

(l)            obligations owed by the Borrower to Medpace, Inc. pursuant to that certain Amendment No. 1 thereto, dated as of October 4, 2011, by and among the Borrower and Medpace, Inc. (the “Medpace First Amendment”), which amends that certain Master Services Agreement, dated as of November 9, 2009, by and among the Borrower and Medpace, Inc. (as so amended, the “Medpace Agreement”), in an aggregate principal amount not to exceed $[*], less any payments of such obligations by the Loan Parties under the Medpace First Amendment from time to time;

(m)           extensions, refinancings, modifications, amendments and restatements of any items of Indebtedness described in clauses (c), (f), (g) and (i) above, provided that the principal amount thereof is not increased (other than an increase in the amount of accrued and unpaid interest, prepayment premiums and other fees and expenses associated with such extension, refinancing, modification, amendment or restatement), and the terms thereof are not modified to impose more burdensome terms upon any Loan Party or its Subsidiary, as the case may be; and

(n)           other Indebtedness not otherwise permitted under this Section 7.2 in aggregate principal amount not to exceed $100,000 at any time.

The term “Indebtedness” means, with respect to any person, at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such person to pay the deferred purchase price of property or services, but excluding obligations to trade creditors incurred in the ordinary course of business and not past due by more than 90 days, (iv) all capital lease obligations of such person, (v) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (vi) all obligations of such person to purchase securities (or other property) which arise out of or in connection with the issuance or sale of the same or substantially similar securities (or property), (vii) all contingent or non-contingent obligations of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (viii) all equity securities of such person subject to repurchase or redemption otherwise than at the sole option of such person, (ix) all “earnouts” and similar payment obligations of such person (it being understood, for the purposes of this clause (ix), that milestone and royalty payments to be made in the ordinary course of business pursuant to licensing agreements permitted hereunder, which do not constitute seller financing, shall not be deemed to be “earnouts”), (x) all indebtedness secured by a Lien on any asset of such person, whether or not such indebtedness is otherwise an obligation of such person, (xi) all obligations of such person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, and (xii) all obligations or liabilities of others guaranteed by such person.

7.3           Dispositions.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, convey, sell, rent, lease, sublease, mortgage, license, transfer or otherwise dispose of (collectively, “Transfer”) any of the Collateral or any Intellectual Property, except for the following (collectively, “Permitted Dispositions”):  (a) sales of inventory in the ordinary course of business, (b) dispositions by a Loan Party or any of its Subsidiaries of tangible assets that are no longer used or useful in the business of such Loan Party or Subsidiary for cash and fair value so long as (i) no Default or Event of Default exists at the time of such disposition or would be caused after giving effect thereto and (ii) the fair market value of all such assets disposed of does not exceed $1,000,000 in any calendar year, (c) non-exclusive licenses and exclusive licenses for the use of any Loan Party’s Intellectual Property in the ordinary course of business, so long as (i) no Default or Event of Default has occurred and is continuing at the time of such Transfer or would result therefrom, (ii) such license constitutes an arms-length transaction in the ordinary course of business (and in the case of an exclusive license, made in connection with a bona fide corporate collaboration in the ordinary course of business and approved by the board of directors of the applicable Loan Party) and the terms of which, on their face, (A) do not provide for a sale or assignment (other than to the extent such assignment constitutes a Lien permitted under clause (g) or (i) of the first sentence of Section 7.1) of any Intellectual Property and (B) do not restrict (other than as permitted under clause (e) or (g) of the second sentence of Section 7.1) such Loan Party’s ability to pledge, grant a security interest in or Lien on, or assign or otherwise Transfer any Intellectual Property, (iii) the applicable Loan Party delivers seven (7) Business Days prior written notice and a brief summary of the terms of such license to Agent, (iv) the applicable Loan Party delivers to Agent copies of the final executed licensing documents in connection with such license within five (5) Business Days upon consummation of such license (provided that the applicable Loan Party shall use commercially reasonable efforts to ensure that the confidentiality provisions of such licensing documentation permit the applicable Loan Party to deliver such documents to Agent, and if the applicable Loan Party fails to obtain such permission, the applicable Loan Party shall deliver to Agent and Lenders such licensing documentation redacted to the extent necessary to comply with such confidentiality restrictions) and (v) all royalties, milestone payments or other proceeds arising from the licensing agreement are paid to a deposit account or securities account that is governed by an Account Control Agreement, (d) Transfers of Antibody Libraries and Related Assets (as defined below) in the ordinary course of business, on arms-length terms, to unaffiliated third parties so long as (i) no Default or Event of Default has occurred and is continuing at the time of such Transfer, (ii) the applicable Loan Party delivers seven (7) Business Days prior written notice and a brief summary of the terms of such sale to Agent, (iii) the applicable Loan Party delivers to Agent copies of the final executed transaction documents within five (5) Business Days upon consummation of such transaction and (iv) all proceeds arising from such transaction are paid to a deposit account or securities account that is governed by an Account Control Agreement, (e) the Transfer of the [*] to the [*] Subsidiary upon formation thereof, provided that at the time of such Transfer no Default or Event of Default shall be continuing or would result therefrom, (f) the Transfer of the [*] to the [*] Subsidiary upon formation thereof, provided that at the time of such Transfer no Default or Event of Default shall be continuing or would result therefrom, (g) Transfers of assets from any Loan Party or any Subsidiary thereof to Borrower, (h) Transfers of Intellectual Property from any Loan Party or any Subsidiary thereof to XOMA Technology in the ordinary course of business consistent with past practice, (i) Transfers of assets between XOMA Ireland and XOMA Technology, (j) Transfers of cash and Cash Equivalents expressly permitted pursuant to clause (D) of the exception to Section 6.9(c) and (k) the [*] Disposition so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Borrower delivers seven (7) Business Days prior written notice and a brief summary of the terms of the [*] Disposition to Agent, (iii) the Borrower delivers to Agent copies of the final executed documents in connection with the [*] Disposition within five (5) Business Days of consummation of the [*] Disposition and (iv) all royalties, milestone payments or other proceeds arising from the [*] Disposition are paid to a deposit account or securities account that is governed by an Account Control Agreement.  As used herein “Antibody Libraries and Related Assets” shall mean (a) specific collections of polynucleotides encoding antibodies and their associated biological materials, (b) intellectual property and know-how related thereto or to the use thereof, (c) materials, intellectual property and know-how embodying the Targeted Affinity Enhancement™ technology or other technology made available by XOMA for improving or enhancing the affinity of antibodies and (d) the informatics and other materials-handling systems, associated software applications and related data systems and know-how related thereto made available by XOMA for use in connection therewith.  As used herein, the “[*] Disposition” shall mean the Transfer of all or a portion of the Intellectual Property identified on Schedule C to [*], a Delaware corporation, or one or more of its affiliates.

7.4           Change in Name, Location or Executive Office; Change in Business; Change in Fiscal Year.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to: (a) change its name or its jurisdiction of organization; (b) relocate its chief executive office prior to providing a duly executed Access Agreement with respect to such new location; (c) engage in any business other than or reasonably related or incidental to the businesses currently engaged in by such Loan Party or Subsidiary; (d) cease to conduct business substantially in the manner conducted by such Loan Party or Subsidiary as of the date of this Agreement; or (e) change its fiscal year end; except, in each case with respect to clauses (a), (b), (c) and (d), pursuant to (A) the Parent Redomestication or any Subsidiary Redomestication and only upon 30 days prior written notification to Agent and delivery of all reaffirmations, perfection certificates, legal opinions or other documents or information reasonably requested by Agent in connection therewith, or (B) the Permitted Dissolutions.  The term “Parent Redomestication” means the (i) conversion of Parent to a Delaware corporation pursuant to the provisions of Section 388 of the Delaware General Corporation Law, (ii) discontinuance of Parent’s registration in Bermuda pursuant to the provisions of Sections 132G and 132H of the Companies Act 1981 of Bermuda and (iii) any exchange of shares in the capital of Parent registered as a Bermuda exempted company for capital stock in Parent organized as a Delaware corporation on a one-for-one basis to the extent necessary to give effect to such conversion.  The term “Subsidiary Redomestication” means (i) the conversion of any wholly owned Subsidiary of Parent which is organized in a jurisdiction outside of the United States to an entity organized in a jurisdiction within the United States and (ii) the exchange of capital stock of such Subsidiary organized in a jurisdiction outside of the United States for the capital stock of such Subsidiary as organized in a jurisdiction inside of the United States to the extent necessary to give effect to such conversion.

7.5           Mergers or Acquisitions.  No Loan Party shall merge or consolidate, and no Loan Party shall permit any of its Subsidiaries to merge or consolidate, with or into any other person or entity (other than (a) mergers of a Subsidiary into Borrower in which Borrower is the surviving entity, (b) mergers of a Subsidiary of Parent (other than Borrower) into a Loan Party (other than Parent) in which such Loan Party is the surviving entity, and (c) mergers of a Subsidiary of Parent which is not a Loan Party into another Subsidiary of Parent which is not a Loan Party) or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another person or entity or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of another person or entity.

7.6           Restricted Payments.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries (other than the [*] Subsidiary and the [*] Subsidiary) to, (a) declare or pay any dividends or make any other distribution or payment on account of or redeem, retire, defease or purchase any capital stock (other than the payment of dividends to Borrower and any exchange of capital stock required to complete the Parent Redomestication or any Subsidiary Redomestication), (b) purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness other than regularly scheduled or mandatory repayments of Indebtedness permitted to be incurred under Section 7.2 (provided that no such regularly scheduled or mandatory repayments of Indebtedness of Subsidiaries that are not Loan Parties shall be directly or indirectly funded by any Loan Party), (c) make any payment in respect of management fees or consulting fees (or similar fees) to any equityholder or other Affiliate of a Loan Party other than as set forth on Schedule B, (d) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower or (e) make any payments on account of intercompany Indebtedness permitted under Section 7.2 (except in accordance with the terms of the applicable Intercompany Note then in effect with respect to such intercompany Indebtedness); provided, that for any taxable period for which Borrower is either a disregarded entity or a partnership for U.S. federal or applicable state or local income tax purposes or is a member of a consolidated, combined or similar income tax group of which Parent or any other direct or indirect parent of Borrower is the common parent, Borrower may make distributions to fund the income tax liability of Parent (or such other common parent) to the extent such liability is attributable to Borrower and/or its Subsidiaries.

7.7           Investments.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly (a) acquire or own, or make any loan, advance or capital contribution (an “Investment”) in or to any person or entity (other than to another Loan Party to the extent permitted under the terms and conditions set forth in Section 7.2(h)), (b) acquire or create any Subsidiary, or (c) engage in any joint venture or partnership with any other person or entity, other than: (i) Investments existing on the date hereof and set forth on Schedule B to this Agreement, (ii) Investments in cash and Cash Equivalents (as defined below), (iii) loans or advances to employees of Borrower or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted, provided that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (iii) shall not exceed $50,000 at any time, (iv) Investments consisting of accounts receivable, endorsements for collection, deposits or similar Investments arising in the ordinary course of business, (v) any Investment consisting of intercompany Indebtedness extended by a Loan Party to another Loan Party to the extent permitted under Section 7.2(h), (vi) the contribution of the [*] to the [*] Subsidiary upon formation thereof, provided that at the time of such contribution no Default or Event of Default shall be continuing or would result therefrom, (vii) the contribution of the [*] to the [*] Subsidiary so long as at the time of such contribution no Default or Event of Default shall be continuing or would result therefrom, (viii) Investments made in connection with purchases of inventory, supplies, material or equipment in the ordinary course of business, (ix) Investments received as consideration in connection with the [*] Disposition and (x) capital contributions by Parent to any Loan Party (clauses (i) through (x) collectively, the “Permitted Investments”).

The term “Cash Equivalents” means (v) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (w) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (x) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any entity organized under the laws of any state of the United States, (y) any U.S. dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Agent or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (z) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (v), (w), (x) or (y) above with maturities which shall not exceed 396 days, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (v), (w), (x) and (y) above shall not exceed 365 days.  For the avoidance of doubt, “Cash Equivalents” does not include (and each Loan Party is prohibited from purchasing or purchasing participations in) any auction rate securities or other corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a Dutch auction.

Notwithstanding the foregoing the Borrower may form (1) a special purpose entity after the Closing Date (the “[*] Subsidiary”) for the purpose of [*] (the “[*] Activities”) and/or (2) a special purpose entity after the Closing Date (the “[*] Subsidiary”) for the purpose of [*] (as defined below) (the “[*] Activities”); provided, that at the option of the Borrower, the [*] Subsidiary and the [*] Subsidiary may be the same entity and have the combined purposes set forth above.  Neither the [*] Subsidiary nor the [*] Subsidiary shall be required to be a Loan Party.  At any time when it is a Subsidiary of a Loan Party, the [*] Subsidiary shall not engage in any activities other than the [*] Activities and activities reasonably related thereto and shall not have any assets other than immaterial assets and the [*].  At any time when it is a Subsidiary of a Loan Party, the [*] Subsidiary shall not engage in any activities other than the [*] Activities and activities reasonably related thereto and shall not have any assets other than immaterial assets and the [*].  No Loan Party or any other Subsidiary thereof shall be obligated directly, contingently or otherwise indirectly for any obligation or liability of the [*] Subsidiary or [*] Subsidiary.  No funds or assets of any Loan Party shall be expended after the Closing Date on or in connection with the [*] or the [*] (whether for development costs, legal fees, debt or equity financing transaction costs or otherwise) in excess of $600,000 in the aggregate (excluding (A) funds provided by a third party for such  purpose and (B) up to an additional $600,000 for which a written commitment has been received from a third party for reimbursement of such expended funds).  No Liens may be granted or Indebtedness incurred in connection with the [*] or the [*] until such [*] has been Transferred to the [*] Subsidiary or the [*] have been transferred to the [*] Subsidiary, respectively, other than Liens permitted under clause (h) of the first sentence of Section 7.1 and Indebtedness permitted under Section 7.2(l).

“[*]” means [*].

7.8           Transactions with Affiliates.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with any Affiliate (as defined below) of a Loan Party or any Subsidiary of a Loan Party except for (i) transactions that are in the ordinary course of such Loan Party’s or such Subsidiary’s business, upon fair and reasonable terms that are no more favorable to such Affiliate than would be obtained in an arm’s length transaction, (ii) transactions solely among Loan Parties that are expressly permitted hereunder, (iii) tax distributions by Borrower expressly permitted under the proviso to Section 7.6, and (iv) any exchange of capital stock required to give effect to the Parent Redomestication or any Subsidiary Redomestication.  As used herein, “Affiliate” means, with respect to a Loan Party or any Subsidiary of a Loan Party, (a) each person that, directly or indirectly, owns or controls 5.0% or more of the stock or membership interests having ordinary voting power in the election of directors or managers of such Loan Party or such Subsidiary, and (b) each person that controls, is controlled by or is under common control with such Loan Party or such Subsidiary.

Without limitation of the foregoing, in no event shall any Loan Party engage, or permit any of its Subsidiaries to engage, in any transaction with the [*] Subsidiary or [*] Subsidiary except for (i) administrative (including legal and human resources) support services provided to the [*] Subsidiary and/or [*] Subsidiary on reasonable and customary terms that do not interfere with the business of any Loan Party or any of its Subsidiaries, (ii) any Transfer to the [*] Subsidiary of the [*] upon fair and reasonable terms no less favorable to any Loan Party or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a person or entity other than the [*] Subsidiary, provided that at the time of such Transfer no Default or Event of Default shall be continuing or would result therefrom, (iii) any Transfer to the [*] Subsidiary of the [*] upon fair and reasonable terms no less favorable to any Loan Party or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a person or entity other than the [*] Subsidiary, provided that at the time of such Transfer no Default or Event of Default shall be continuing or would result therefrom, (iv) transactions between the [*] Subsidiary and [*] Subsidiary which do not directly or indirectly involve or otherwise adversely affect any Loan Party or any other Subsidiary of any Loan Party, (v) other transactions in the ordinary course of business and undertaken in good faith and not for purposes of evading any covenant or restriction in any Transaction Document and upon fair and reasonable terms no less favorable to any Loan Party or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a person or entity other than the [*] Subsidiary or [*] Subsidiary and which is disclosed in writing to Agent, and (vi) the expenditure by the Loan Parties of up to $600,000 in the aggregate (excluding (A) funds provided by a third party for such  purpose and (B) up to an additional $600,000 for which a written commitment has been received from a third party for reimbursement of such expended funds) after the Closing Date on or in connection with the [*] or the [*] (whether for development costs, legal fees, debt or equity financing transaction costs or otherwise) expressly permitted under Section 7.7.

7.9           Compliance.  No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) fail to comply with the laws and regulations described in clauses (b) or (c) of Section 5.8 herein, or (b) use any portion of the Term Loan to purchase, become engaged in the business of purchasing or selling, or extend credit for the purpose of purchasing or carrying Margin Stock.

7.10         Deposit Accounts and Securities Accounts.  No Loan Party shall directly or indirectly maintain or establish any deposit account or securities account, unless Agent, the applicable Loan Party or Loan Parties and the depository institution or securities intermediary at which the account is or will be maintained enter into a deposit account control agreement or securities account control agreement (or, in respect of XOMA Ireland, a Notice of Assignment and Acknowledgment of Assignment in the form set forth on Schedule 2 to the Irish Debenture), as the case may be, in form and substance satisfactory to Agent (an “Account Control Agreement”) (which agreement shall provide, among other things, that (i) such depository institution or securities intermediary has no rights of setoff or recoupment or any other claim against such deposit or securities account (except as agreed to by Agent), other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (ii) such depository institution or securities intermediary shall comply with all instructions of Agent without further consent of such Loan Party or Loan Parties, as applicable, including, without limitation, an instruction by Agent to comply exclusively with instructions of Agent with respect to such account (such notice, a “Notice of Exclusive Control”), in each case with such modifications as may be acceptable to the Agent), prior to or concurrently with the establishment of such deposit account or securities account (or in the case of any such deposit account or securities account maintained as of the date hereof, on or before the Closing Date).  Except as provided in the last sentence of this Section 7.10, each Loan Party shall deposit all of its cash and Cash Equivalents into deposit accounts or securities accounts, as applicable, which are subject to Account Control Agreements.  Agent may only give a Notice of Exclusive Control with respect to any deposit account or securities account at any time at which an Event of Default has occurred and is continuing.  At the request of Agent, Borrower shall create or designate a dedicated deposit account or accounts to be used exclusively for payroll or withholding tax purposes.  Notwithstanding anything herein to the contrary, this Section 7.10 shall not apply to (a) any deposit account exclusively used for payroll, payroll taxes, or other employee wage and benefit payments to or for the benefit of the Loan Parties’ employees, provided that the aggregate balance in such accounts does not exceed the amount necessary to make the immediately succeeding payroll, payroll tax or benefit payment (or such minimum amount as may be required by any Requirement of Law with respect to such accounts), as applicable, (b) any zero-balance disbursement account, and (c) any deposit account or securities account the average daily balance of which in the aggregate, together with the average daily balance of all such other deposit accounts and securities accounts excluded pursuant to this clause (c), shall not exceed $100,000  (all accounts described in clause (a) through (c) of this sentence are referred to as “Excluded Accounts”).

7.11          Amendments to Other Agreements.  No Loan Party shall amend, modify or waive any provision of (a) any Material Agreement or (b) any of such Loan Party’s organizational or constitutional documents, in each case without the prior written consent of Agent and the Requisite Lenders (unless the net effect of such amendment, modification or waiver is not adverse in any material respect to any Loan Party, Agent or the Lenders).

8.            DEFAULT AND REMEDIES.

8.1           Events of Default.  Loan Parties shall be in default under this Agreement and each of the other Transaction Documents if (each of the following, an “Event of Default”):

(a)           Borrower shall fail to pay (i) any principal when due, or (ii) any interest, fees or other Obligations (other than as specified in clause (i)) within a period of three (3) Business Days after the due date thereof (other than on the Term Loan Maturity Date) under any of the Transaction Documents;

(b)           any Loan Party breaches any of its obligations under Section 6.1 (solely as it relates to maintaining its existence), Section 6.2, Section 6.3, Section 6.4 (solely by reason of  non-payment of premiums by a Loan Party or any such default that relates to property or casualty insurance policies), or Article 7;

(c)           any Loan Party breaches any of its other obligations under any of the Transaction Documents and fails to cure such breach within 30 days after the earlier of (i) the date on which a Responsible Officer of such Loan Party becomes aware, or through the exercise of reasonable diligence should have become aware, of such failure and (ii) the date on which notice shall have been given to Borrower from Agent;

(d)           any warranty, representation or statement made or deemed made by or on behalf of any Loan Party in any of the Transaction Documents or otherwise in connection with any of the Obligations shall be false or misleading in any material respect at the time such warranty, representation or statement was made or deemed made;

(e)           Collateral with an aggregate value in excess of $100,000 is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, and no bond is posted or protective order obtained to negate such risk, and such legal proceeding shall not have been vacated or discharged for a period of 20 consecutive days, and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(f)           one or more judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $250,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor), or one or more non-monetary judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that could reasonably be expected to result in a Material Adverse Effect, and in either case (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been vacated or discharged for a period of 30 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(g)           (i)           any Loan Party or any Subsidiary of a Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against any Loan Party or any Subsidiary of a Loan Party seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, examination, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, Irish law examiner, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Loan Party or such Subsidiary, either such proceedings shall remain undismissed or unstayed for a period of 45 days or more or any action sought in such proceedings shall occur or (iii) any Loan Party or any Subsidiary of a Loan Party shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

(h)           a Material Adverse Effect has occurred;

(i)            (i) any provision of any Transaction Document shall fail to be valid and binding on, or enforceable against, a Loan Party party thereto, or (ii) any Transaction Document purporting to grant a security interest to secure any Obligation shall fail to create a valid and enforceable security interest on any Collateral with a value in excess of $100,000 purported to be covered thereby or such security interest shall fail or cease to be a perfected Lien with the priority required in the relevant Transaction Document except to the extent that any such loss of perfection or priority results from the failure of the Agent to file UCC financing statements or continuation statements or other equivalent filings, or any Loan Party shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred;

(j)            (i) any Loan Party or any Subsidiary of a Loan Party defaults under any Material Agreement (after any applicable grace period contained therein), (ii) (A) any Loan Party or any Subsidiary of a Loan Party fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness (other than the Obligations) of such Loan Party or such Subsidiary having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $300,000 (“Material Indebtedness”), (B) any other event shall occur or condition shall exist under any contractual obligation relating to any such Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) any such Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, or (iii) Borrower or any Subsidiary defaults (beyond any applicable grace period) under any obligation for payments due or otherwise under any lease agreement that meets the criteria for the requirement of an Access Agreement under Section 6.6 and, as a result thereof, the landlord thereunder has the right to terminate such lease agreement;

(k)           (i) any of the chief executive officer or the chief financial officer of Borrower as of the date hereof shall cease to be involved in the day to day operations (including research development) or management of the business of Borrower, unless a permanent or interim successor of such officer is appointed by the board of directors of the Borrower within 90 days of such cessation of involvement, and such successor is in compliance with the Office of Foreign Assets Control, money-laundering, anti-terrorism, SEC, drug/device laws and regulations, and other similar regulations (in each case, to the extent applicable to a natural Person), (ii) Parent shall cease to own and control all of the economic and voting rights associated with ownership of all of the outstanding capital stock of all classes of the Borrower and each other Loan Party on a fully-diluted basis, (iii) the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) of more than thirty-five percent (35%) of the voting power of the voting stock of Parent by way of merger or consolidation or otherwise, (iv) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new directors whose election by the board of directors of Parent or whose nomination for election by the stockholders of Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, or (v) Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding voting capital stock (or other voting equity interest) of each of its Subsidiaries; provided, however, that (x) the consummation of the Parent Redomestication, any Subsidiary Redomestication or the Permitted Dissolutions in each case as expressly permitted hereunder shall not constitute an Event of Default under this clause (k) and (y) the [*] Subsidiary and the [*] Subsidiary may issue voting and/or economic equity interests to an unrelated third party for fair value as determined by the board of directors of such entities;

(l)           (i) The FDA or any other governmental authority initiates enforcement action against any Loan Party or any supplier of a Loan Party that causes any Loan Party to recall, withdraw, remove or discontinue marketing any of its products which could reasonably be expected to have a Material Adverse Effect of the type described in clauses (b), (c), (d) and (e) of the definition thereof; (ii) [*]; (iii) any Loan Party conducts a mandated or voluntary recall which could reasonably be expected to result in liability and expense to the Loan Parties of $[*] or more; or (iv) any Loan Party enters into a settlement agreement with the FDA or any other governmental authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of $[*] or more, or that could reasonably be expected to have a Material Adverse Effect of the type described in clauses (b), (c), (d) and (e) of the definition thereof.

8.2           Lender Remedies.  Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the written request of the Requisite Lenders shall, terminate the Commitments and declare any or all of the Obligations to be immediately due and payable, without demand or notice to any Loan Party and the accelerated Obligations shall bear interest at the Default Rate pursuant to Section 2.5, provided that, upon the occurrence of any Event of Default specified in Section 8.1(g) above, the Obligations shall be automatically accelerated.  After the occurrence and during the continuance of an Event of Default, Agent shall have (on behalf of itself and Lenders) all of the rights and remedies of a secured party under the UCC, and under any other applicable law.

8.3           Application of Proceeds.  Proceeds from any Transfer of the Collateral or from any Transfer of the Intellectual Property (other than Permitted Dispositions) and all payments made to or proceeds of Collateral or Intellectual Property received by Agent during the continuance of an Event of Default shall be applied as follows: (a) first, to pay all fees, costs, indemnities, reimbursements and expenses then due to Agent under the Transaction Documents in its capacity as Agent under the Transaction Documents, until paid in full in cash, (b) second, to pay all fees, costs, indemnities, reimbursements and expenses then due to Lenders under the Transaction Documents in accordance with their respective Pro Rata Shares, until paid in full in cash, (c) third, to pay all interest on the Term Loan then due to Lenders in accordance with their respective Pro Rata Shares (other than interest, fees, expenses and other amounts accrued after the commencement of any proceeding referred to in Section 8.1(g) if a claim for such amounts is not allowable in such proceeding), until paid in full in cash, (d) fourth, to pay all principal on the Term Loan then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full in cash, (e) fifth, to pay all other Obligations then due to Lenders in accordance with their respective Pro Rata Shares (including, without limitation, all interest, fees, expenses and other amounts accrued after the commencement of any proceeding referred to in Section 8.1(g) whether or not a claim for such amounts is allowable in such proceeding), until paid in full in cash, and (f) finally, to Borrower or as otherwise required by law.  Borrower shall remain fully liable for any deficiency.

9.            THE AGENT.

9.1           Appointment of Agent.

(a)           Each Lender hereby appoints GECC (together with any successor Agent pursuant to Section 9.6) as Agent under the Transaction Documents and authorizes Agent to (a) execute and deliver the Transaction Documents and accept delivery thereof on its behalf from Loan Parties, (b) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Transaction Documents and (c) exercise such powers as are reasonably incidental thereto.  The provisions of this Article 9 are solely for the benefit of Agent and the Lenders and none of Loan Parties nor any other person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Transaction Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other person.  Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Transaction Documents.  The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Transaction Document or otherwise a fiduciary or trustee relationship in respect of any Lender.  Except as expressly set forth in this Agreement and the other Transaction Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by GECC or any of its affiliates in any capacity.

(b)           Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Transaction Documents (including in any other bankruptcy, insolvency or similar proceeding), and each person making any payment in connection with any Transaction Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Agent and the Lenders with respect to any Obligation in any proceeding described in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for Agent and each Lender for purposes of the perfection of all Liens created by the Transaction Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Transaction Documents, (vi) except as may be otherwise specified in any Transaction Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Transaction Documents, applicable law or otherwise and (vii) execute any amendment, consent or waiver under the Transaction Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.  Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Transaction Document by or through any trustee, co-agent, employee, attorney-in-fact and any other person (including any Lender).  Any such person shall benefit from this Article 9 to the extent provided by Agent.

(c)           If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Transaction Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any person by reason of so refraining.  Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Transaction Document (a) if such action would, in the opinion of Agent, be contrary to law or any Transaction Document, (b) if such action would, in the opinion of Agent, expose Agent to any potential liability under any law, statute or regulation or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Transaction Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

9.2           Agent’s Reliance, Etc.  Neither Agent nor any of its affiliates nor any of their respective directors, officers, agents, employees or representatives shall be liable for any action taken or omitted to be taken by it or them hereunder or under any other Transaction Documents, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Without limiting the generality of the foregoing, Agent:  (a) may treat the payee of any Note as the holder thereof until such Note has been assigned in accordance with Section 10.1; (b) may consult with legal counsel, independent public accountants and other experts, whether or not selected by it, and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Requisite Lenders, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Transaction Documents; (e) shall not have any duty to inspect the Collateral (including the books and records) or to ascertain or to inquire as to the performance or observance of any provision of any Transaction Document, whether any condition set forth in any Transaction Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default”; (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Transaction Document or any other instrument or document furnished pursuant hereto or thereto; and (g) shall incur no liability under or in respect of this Agreement or the other Transaction Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties.

9.3           GECC and Affiliates.  For so long as GECC is a Lender hereunder, it shall have the same rights and powers under this Agreement and the other Transaction Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GECC in its individual capacity.  GECC and its affiliates may lend money to, invest in, and generally engage in any kind of business with, Borrower, any of Borrower’s Subsidiaries, any of their Affiliates and any person who may do business with or own securities of Borrower, any of Borrower’s Subsidiaries or any such Affiliate, all as if GECC were not Agent and without any duty to account therefor to Lenders.  GECC and its affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.  Each Lender acknowledges the potential conflict of interest between GECC as a Lender holding disproportionate interests in the Term Loan and GECC as Agent, and expressly consents to, and waives, any claim based upon, such conflict of interest.

9.4           Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 6.3 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of each Loan Party and its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Term Loan, and expressly consents to, and waives, any claim based upon, such conflict of interest.

9.5           Indemnification.  Lenders shall and do hereby indemnify Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted to be taken by Agent in connection therewith; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Transaction Document, to the extent that Agent is not reimbursed for such expenses by Loan Parties.  The provisions of this Section 9.5 shall survive the termination of this Agreement.

9.6           Successor Agent.  Agent may resign at any time by delivering five (5) days prior notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000.  If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Transaction Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Transaction Documents.

9.7           Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.8(e), each Lender is hereby authorized at any time or from time to time upon the direction of Agent, without notice to Borrower or any other person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due.  Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations.  Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Term Loan made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loan and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.  The term “Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (x) the Commitment of such Lender then in effect (or, if such Commitment is terminated, the aggregate outstanding principal amount of the Term Loan owing to such Lender) by (y) the Total Commitment then in effect (or, if the Total Commitment is terminated, the outstanding principal amount of the Term Loan owing to all Lenders).

9.8           Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a)           Advances; Payments.  If Agent receives any payment for the account of Lenders on or prior to 1:00 p.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 1:00 p.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day. To the extent that any Lender has failed to fund any such payments and Term Loans (a “Non-Funding Lender”), Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.

(b)           Return of Payments.

(i)           If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Loan Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount (including interest accruing on such amount at the Federal Funds Rate for the first Business Day and thereafter, at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If Agent determines at any time that any amount received by Agent under this Agreement must be returned to a Loan Party or paid to any other person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Transaction Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to a Loan Party or such other person, without setoff, counterclaim or deduction of any kind.

(c)           Non-Funding Lenders.  The failure of any Non-Funding Lender to make the Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make the Term Loan, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make the Term Loan or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Transaction Document or constitute a “Lender” (or be included in the calculation of “Requisite Lender” hereunder) for any voting or consent rights under or with respect to any Transaction Document.  At Borrower’s request, Agent or a person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such person, all of the Commitments and all of the outstanding Term Loans of that Non-Funding Lender for an amount equal to the principal balance of all Term Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement (as defined below).

(d)           Dissemination of Information.  Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Lenders acknowledge that Borrower is required to provide financial statements to Lenders in accordance with Section 6.3 hereto and agree that Agent shall have no duty to provide the same to Lenders.

(e)           Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Transaction Documents (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent and Requisite Lenders.

10.           MISCELLANEOUS.

10.1          Assignment.

(a)           Subject to the terms of this Section 10.1, each Lender shall have the right to sell, transfer or assign, at any time or times, all or a portion of its rights and obligations hereunder and under the other Transaction Documents, its Commitment, its Term Loans or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder; provided, however, that any such sale, transfer or assignment shall: (i) except in the case of a sale, transfer or assignment to a Qualified Assignee (as defined below), require the prior written consent of Agent and the Requisite Lenders (which consent shall not be unreasonably withheld, conditioned or delayed); (ii) require the execution of an assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Agent (an “Assignment Agreement”); (iii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Commitment and/or Term Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iv) be in an aggregate amount of not less than $1,000,000, unless such assignment is made to an existing Lender or an affiliate of an existing Lender or is of the assignor’s (together with its affiliates’) entire interest of the Term Loans or is made with the prior written consent of Agent; and (v) include a payment to Agent of an assignment fee of $3,500 (unless otherwise agreed by Agent); providedfurther, however, that so long as no Default or Event of Default has occurred and is continuing, assignments of all or any portion of the Term Loan (or any rights or obligations under the Transaction Documents) to any Non-Eligible Lender (as defined below) shall require the prior consent of the Borrower, which consent shall not be unreasonably withheld, delayed or conditioned, and the consent of Borrower shall be deemed to have been given if Borrower has not delivered an objection in writing within five (5) Business Days of a request for such consent.  In the case of an assignment by a Lender under this Section 10.1(a), the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder.  The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment and Term Loans, as applicable, or assigned portion thereof from and after the date of such assignment.  Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”.  In the event any Lender assigns or otherwise transfers all or any part of the Commitments and Obligations, Borrower shall, upon the assignee’s or the assignor’s request, execute new Notes in exchange for the Notes, if any, being assigned.  Agent may amend Schedule A to this Agreement to reflect assignments made in accordance with this Section 10.1.

As used herein, “Qualified Assignee” means (a) any Lender and any affiliate of any Lender and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody's at the date that it becomes a Lender and in each case of clauses (a) and (b), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no person proposed to become a Lender after the Closing Date that holds any subordinated debt or stock issued by any Loan Party or its Affiliates shall be a Qualified Assignee.

As used herein, “Non-Eligible Lender” means (a) any hedge fund or private equity fund that is engaged in the business of purchasing distressed debt or (b) any entity that has (i) become subject to a voluntary or involuntary case under the U.S. Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such entity’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any governmental authority having regulatory authority over such entity or its assets to be, insolvent or bankrupt, and in the case of this clause (b), Agent has determined that such entity is reasonably likely to fail to fund any payments required to be made by it (if any) under the Transaction Documents.

(b)           In addition to the other rights provided in this Section 10.1, each Lender may, without notice to or consent from Agent or any Loan Party, sell participations to one or more persons or entities in or to all or a portion of its rights and obligations under the Transaction Documents (including all of its rights and obligations with respect to the Term Loans); provided, however, that, whether as a result of any term of any Transaction Document or of such participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make the Term Loan hereunder, and, no such participant shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and Agent and other Lenders towards such Lender, under any Transaction Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations, and in no case shall a participant have the right to enforce any of the terms of any Transaction Document, and (iii) the consent of such participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Transaction Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Transaction Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii), (iii) and (viii) of subsection 10.9(c) hereof.

10.2          Notices.  All notices, requests or other communications given in connection with this Agreement shall be in writing, shall be addressed to the parties at their respective addresses set forth on the signature pages hereto below such parties’ name or in the most recent Assignment Agreement executed by any Lender, or in the case of any Loan Party to the address of the Parent (or, solely in the case of service of process or other documents in accordance with Section 10.3 below, the address of the Borrower), unless and until a different address may be specified in a written notice to the other party delivered in accordance with this Section, and shall be deemed given (a) on the date of receipt if delivered by hand, (b) on the date of sender’s receipt of confirmation of proper transmission if sent by facsimile transmission, (c) on the next Business Day after being sent by a nationally-recognized overnight courier, and (d) on the fourth Business Day after being sent by registered or certified mail, postage prepaid.  As used herein, the term “Business Day” means and includes any day other than Saturdays, Sundays, or other days on which commercial banks in New York, New York are required or authorized to be closed.

10.3          Process Agent.  Each Loan Party irrevocably, (a) nominates as its agent, to receive service of process or other documents, the Borrower; and (b) agrees that service of process or documents on that agent or any other person appointed under clause (a) will be sufficient service on it. The process agent named above irrevocably and unconditionally accepts that appointment. Each Loan Party shall ensure that the process agent remains authorized to accept service on its behalf.  If the process agent ceases to have an office in the place specified, each Loan Party shall ensure that at all times there is another person in that place acceptable to the Agent to receive process on its behalf.  Each Loan Party shall promptly notify the Agent in writing of the appointment of such other person.

10.4          Correction of Transaction Documents.  Agent may correct patent errors and fill in all blanks in this Agreement or the Transaction Documents consistent with the agreement of the parties.

10.5          Performance.  Time is of the essence of this Agreement.  This Agreement shall be binding, jointly and severally, upon all parties described as the “Borrower” and their respective successors and assigns, and shall inure to the benefit of Agent, Lenders, and their respective successors and assigns; provided, however, that (a) any assignment by any Lender shall be subject to the provisions of Section 10.1 and (b) no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and Lenders pursuant to Section 10.9.

10.6          Payment of Fees and Expenses.  Loan Parties agree, jointly and severally, to pay or reimburse upon demand for all reasonable fees, costs and expenses incurred by Agent (and solely with respect to clause (d), the Lenders) in connection with (a) the investigation, preparation, negotiation, execution, administration of, or any amendment, modification, waiver or termination of, this Agreement or any other Transaction Document, (b) any legal advice relating to Agent’s rights or responsibilities under any Transaction Document, (c) the administration of the Loans and the facilities hereunder and any other transaction contemplated hereby or under the Transaction Documents and (d) the enforcement, assertion, defense or preservation of Agent’s and Lenders’ rights and remedies under this Agreement or any other Transaction Document, in each case of clauses (a) through (d), including, without limitation, reasonable attorneys’ fees and expenses, reasonable fees and expenses of consultants, auditors (including internal auditors) and appraisers and UCC and other corporate search and filing fees and wire transfer fees.  Borrower further agrees that such fees, costs and expenses shall constitute Obligations.  This provision shall survive the termination of this Agreement.  For the avoidance of doubt, this Section 10.6 shall not apply to Taxes, which shall be governed exclusively by Section 2.2(e) and Section 6.9(d).

10.7          Indemnity Provisions.

(a)           General Indemnity.  Each Loan Party shall and does hereby jointly and severally indemnify and defend Agent, Lenders, and their respective successors and assigns, and their respective directors, officers, employees, consultants, attorneys, agents and affiliates (each an “Indemnitee”) from and against all liabilities, losses, damages, expenses, penalties, claims, actions and suits (including, without limitation, related reasonable attorneys’ fees) of any kind whatsoever arising, directly or indirectly, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with this Agreement, the other Transaction Documents or any of the transactions contemplated hereby or thereby (the “Indemnified Liabilities”); provided that, no Loan Party shall have any obligation to any Indemnitee with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).  Each Loan Party, the Agent and each Lender waives, releases and agrees (and each Loan Party shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.  This provision shall survive the termination of this Agreement.

(b)           Environmental Liabilities.  Without limiting the foregoing, “Indemnified Liabilities” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any property of any Loan Party or any affiliate of any Loan Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release or threatened Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property owned or leased by any Loan Party or any affiliate of any Loan Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Loan Party or any affiliate of any Loan Party or the owner, lessee or operator of any property of any Loan Party or any affiliate of any Loan Party through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Loan Party or any affiliate of any Loan Party and (ii) are attributable to such Indemnitee.

(c)           Foreign Currency Indemnity.  If, at any time (i) the Agent or any Lender, receiver, or an attorney receives or recovers any amount payable by a Loan Party including: (A) under any judgment or order of any government authority, (B) for any breach of this Agreement or any other Transaction Document, (C) on the liquidation or bankruptcy of any Loan Party or any proof or claim in that liquidation or bankruptcy, or (D) any other thing into which the obligations of any Loan Party may have become merged; and (ii) the currency in which the payment is made is not in US Dollars; each Loan Party, jointly and severally, indemnifies the Agent and each Lender, receiver, or attorney against any shortfall between the amount payable in US Dollars and the amount actually or notionally received or recovered by the Agent and each Lender, receiver, or attorney after the currency in which the payment is made is converted or translated into US Dollars under clause (d) below.

(d)           Conversion of Currencies.  In making any currency conversion under clause (c) above, the Agent and any Lender, receiver, or attorney may itself or through its bankers (in a manner consistent with their usual practices) purchase one currency with another, whether or not through an intermediate currency, whether spot or forward, in the manner and amounts and at the time it thinks fit.

(e)           For the avoidance of doubt, this Section 10.7 shall not apply to Taxes, which shall be governed exclusively by Section 2.2(e) and Section 6.9(d).

(f)            Continuing Indemnities and Evidence of Loss.  Each indemnity of a Loan Party in this Agreement or any other Transaction Document is a continuing obligation of the Loan Party, despite any settlement of account or the occurrence of any other thing, and remains in full force and effect until the Obligations are fully and finally repaid. Each indemnity of a Loan Party in this Agreement or any other Transaction Document is an additional, separate and independent obligation of a Loan Party and no one indemnity limits the general nature of any other indemnity. Each indemnity of a Loan Party in this Agreement or any other Transaction Document survives the termination of this Agreement or any other Transaction Document. A certificate given by an officer of the Agent or any Lender detailing the amount of any loss covered by any indemnity in this Agreement or any other Transaction Document is sufficient evidence of such loss.

10.8          Rights Cumulative.  Agent’s and Lenders’ rights and remedies under this Agreement or otherwise arising are cumulative and may be exercised singularly or concurrently.  Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege.  NONE OF AGENT OR ANY LENDER SHALL BE DEEMED TO HAVE WAIVED ANY OF ITS RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY BORROWER UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY AGENT, REQUISITE LENDERS OR ALL LENDERS, AS APPLICABLE.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

10.9          Entire Agreement; Amendments, Waivers.

(a)           This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior understandings (whether written, verbal or implied) with respect to such subject matter.  Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement.

(b)           Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Transaction Document, or any consent to any departure by a Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, Borrower, and Lenders having more than (x) 50% of the aggregate Commitments of all Lenders or (y) if such Commitments have expired or been terminated, 50% of the aggregate outstanding principal amount of the Term Loans (the “Requisite Lenders”).  Except as set forth in clause (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(c)           No amendment, modification, termination or waiver of any provision of this Agreement or any other Transaction Document shall, unless in writing and signed by Borrower, Agent and each Lender directly affected thereby: (i) increase or decrease any Commitment of any Lender or increase or decrease the Total Commitment (which shall be deemed to affect all Lenders), (ii) reduce the principal of or rate of interest on any Obligation or the amount of any fees payable hereunder (other than waiving the imposition of the Default Rate), (iii) postpone the date fixed for or waive any payment of principal of or interest on the Term Loan, or any fees hereunder, (iv) release all or substantially all of the Collateral, or consent to a transfer of all or substantially all of the Intellectual Property, in each case except as otherwise expressly permitted in the Transaction Documents (which shall be deemed to affect all Lenders), (v) subordinate the Lien on all or substantially all of the Collateral granted in favor of Agent securing the Obligations (which shall be deemed to affect all Lenders), (vi) release a Loan Party from, or consent to a Loan Party’s assignment or delegation of, such Loan Party’s obligations hereunder and under the other Transaction Documents or any Guarantor from its guaranty of the Obligations (which shall be deemed to affect all Lenders), (vii) amend, modify, terminate or waive Section 8.3, 9.7 or 10.9(b) or (c), or (viii) amend or modify the definition of “Requisite Lenders”.

(d)           Notwithstanding any provision in this Section 10.9 to the contrary, no amendment, modification, termination or waiver affecting or modifying the rights or obligations of Agent hereunder shall be effective unless signed by Borrower, Agent and Requisite Lenders.

(e)           Each Lender hereby consents to the release by Agent of any Lien held by Agent for the benefit of itself and the Lenders in any or all of the Collateral to secure the Obligations upon (i) the occurrence of any Permitted Disposition pursuant to Section 7.3 and (ii) the termination of the Commitments and the payment and satisfaction in full of the Obligations.

Notwithstanding the foregoing, this Agreement may be amended without the written consent of the Requisite Lenders and solely with the consent of the Agent, Parent and Borrower in order to effect technical amendments to this Agreement in connection with or arising out of the Parent Redomestication or any Subsidiary Redomestication.

10.10       Binding Effect.  This Agreement shall continue in full force and effect until the Termination Date; provided, however, that the provisions of this Section 10.10 and Sections 2.2(e), 9.5, 10.6 and 10.7 and the other indemnities contained in the Transaction Documents shall survive the Termination Date.  The surrender, upon payment or otherwise, of any Note or any of the other Transaction Documents evidencing any of the Obligations shall not affect the right of Agent to retain the Collateral for such other Obligations as may then exist or as it may be reasonably contemplated will exist in the future.  This Agreement and the grant of a security interest in the Collateral pursuant to any Transaction Document shall automatically be reinstated if the Agent or any Lender is ever required to return or restore the payment of all or any portion of the Obligations (all as though such payment had never been made).  “Termination Date” means the date on which all of the Obligations are paid in full in cash, all of the Commitments hereunder are terminated, and this Agreement shall have been terminated.

10.11        Use of Logo.  Each Loan Party authorizes Agent to use its name, logo and/or trademark without notice to or consent by such Loan Party, in connection with certain promotional materials that Agent may disseminate to the public.  The promotional materials may include, but are not limited to, brochures, video tape, internet website, press releases, tombstones, advertising in newspaper and/or other periodicals, lucites, and any other materials relating the fact that Agent has a financing relationship with Borrower and such materials may be developed, disseminated and used without Loan Parties’ review.  Nothing herein obligates Agent to use a Loan Party’s name, logo and/or trademark, in any promotional materials of Agent.  Loan Parties shall not, and shall not permit any of its respective Affiliates to, issue any press release or other public disclosure (other than any document filed with any governmental authority relating to a public offering of the securities of Borrower or otherwise required to be filed by any Loan Party with the SEC) using the name, logo or otherwise referring to General Electric Capital Corporation, GE Healthcare Financial Services, Inc. or of any of their affiliates, the Transaction Documents or any transaction contemplated herein or therein without at least two (2) Business Days prior written notice to and the prior written consent of Agent unless, and only to the extent that, Loan Parties or such Affiliate is required to do so under applicable law and then, only after consulting with Agent prior thereto.

10.12        Waiver of Jury Trial.  EACH OF THE LOAN PARTIES, AGENT AND LENDERS UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG LOAN PARTIES, AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG LOAN PARTIES, AGENT AND/OR LENDERS.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE.  THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING.  THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION.  THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.13        Governing Law and Jurisdiction.

(a)           GOVERNING LAW.  THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS (EXCLUDING THOSE TRANSACTION DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(b)           SUBMISSION TO JURISDICTION.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY EXECUTING THIS AGREEMENT HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  NOTWITHSTANDING THE FOREGOING, THE AGENT AND OTHER LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY (OR ANY PROPERTY OF SUCH LOAN PARTY) IN THE COURT OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS.

(c)           NON-EXCLUSIVE JURISDICTION.  NOTHING CONTAINED IN THIS SECTION 10.13 SHALL AFFECT THE RIGHT OF AGENT OR THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.

10.14        Confidentiality.  Each Lender and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Transaction Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (a) with the Borrower’s consent, (b) to such Lender’s or Agent’s Related Persons (as defined below), as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (c) to the extent such information presently is or hereafter becomes (i) publicly available other than as a result of a breach of this Section 10.14 or (ii) available to such Lender or Agent or any of their Related Persons, as the case may be, from a source (other than any Loan Party) not known by them to be subject to disclosure restrictions, (d) to the extent disclosure is required by any applicable law, rule, regulation, court decree, subpoena or other legal, administrative, governmental or regulatory request, order or proceeding or otherwise requested or demanded by any governmental authority, (e) to the extent necessary or customary for inclusion in league table measurements, (f) (i) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (ii) otherwise to the extent consisting of general portfolio information that does not identify Loan Parties, (g) to current or prospective assignees or participants and to their respective Related Persons, in each case to the extent such assignees, participants or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.14 (and such persons or entities may disclose information to their respective Related Persons in accordance with clause (b) above), (h) to any other party hereto, and (i) in connection with the exercise or enforcement of any right or remedy under any Transaction Document, in connection with any litigation or other proceeding to which such Lender or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Loan Parties or their Related Persons referring to a Lender or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 10.14 and those of any other contractual obligation entered into with any Loan Party (whether or not a Transaction Document), the terms of this Section 10.14 shall govern. “Related Persons” means, with respect to any person or entity, each affiliate of such person or entity and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such person or entity or any of its affiliates.

10.15        USA Patriot Act.  Each Lender that is subject to the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.

10.16        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each Loan Party, Agent and Lenders, intending to be legally bound hereby, have duly executed this Agreement in one or more counterparts, each of which shall be deemed to be an original, as of the day and year first aforesaid.

BORROWER:

XOMA (US) LLC, a Delaware limited liability company

By:
Name:
Title:

PARENT:

XOMA LTD., a Bermuda exempted company

By:
Name:
Title:

EACH GUARANTOR:

XOMA TECHNOLOGY LTD., a Bermuda exempted company

By:
Name:
Title:

XOMA IRELAND LIMITED, an Irish private limited company

By:
Name:
Title:

Address For Notices For All Loan Parties:

c/o XOMA Ltd.
2910 Seventh Street
Berkeley, CA 94710
Attention: Legal Department
Phone: (510) 201-7200
Facsimile: (510) 649-7571

[XOMA CREDIT AGREEMENT]

AGENT AND LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
	Title:	Duly Authorized Signatory

Address For Notices:

General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland  20814
Attention: Senior Vice President of Risk – Life Science Finance
Phone: (301) 961-1640
Facsimile: (301) 664-9855

With a copy to:

General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland  20814
Attention: General Counsel
Phone: (301) 961-1640
Facsimile:  (301) 664-9866